UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Mercury Computer Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 21, 2009

Dear Shareholder:

We will hold our Annual Meeting of Shareholders on October 21, 2009, beginning at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824. We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date, and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett,
President, Chief Executive Officer, and Director

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 21, 2009

The Annual Meeting of Shareholders of MERCURY COMPUTER SYSTEMS, INC. will be held on Wednesday, October 21, 2009, at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect two Class III directors nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified.

2.	To approve the amendment and restatement of our 2005 Stock Incentive Plan.

3.	To approve the amendment and restatement of our 1997 Employee Stock Purchase Plan.

4.	To approve our Annual Executive Bonus Plan – Corporate Financial Performance.

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

6.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of two Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.

The Board of Directors has fixed the close of business on September 1, 2009, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2009: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2009, are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

ALEX A. VAN ADZIN Secretary

Chelmsford, Massachusetts

September 21, 2009

Appendix A—Amended and Restated 2005 Stock Incentive Plan

Appendix B—Amended and Restated 1997 Employee Stock Purchase Plan

Appendix C—Annual Executive Bonus Plan—Corporate Financial Performance

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this proxy statement, with the accompanying proxy card, to you on or about September 21, 2009, in connection with the solicitation of proxies by the Board of Directors of Mercury Computer Systems, Inc. (“Mercury”), for the annual meeting of shareholders to be held on October 21, 2009, and any adjournment or postponement of that meeting. The meeting will be held on Wednesday, October 21, 2009, beginning at 10:00 a.m., local time, at our offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date, and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

There are five matters scheduled for a vote:

•	election of two Class III directors, each to serve for a three-year term and until his successor has been duly elected and qualified;

•

approval of the amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”), including an increase in the aggregate number of shares authorized for issuance under the 2005 Plan by 1,500,000 shares and the other changes summarized in the proposal;

•	approval of the amendment and restatement of our 1997 Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares authorized for issuance under the ESPP by 300,000 shares;

•	approval of our Annual Executive Bonus Plan – Corporate Financial Performance (the “CFP Bonus Plan”); and

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on September 1, 2009, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on September 1, 2009, the record date, will constitute a quorum for purposes of the meeting. On the record date, 23,504,183 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.

If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class III director named below under “Proposal 1: Election of Class III Directors;”

•	FOR the approval of the amendment and restatement of our 2005 Plan;

•	FOR the approval of the amendment and restatement of our ESPP;

•	FOR the approval of our CFP Bonus Plan;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010; and

•	in the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the proposals regarding the amendment and restatement of our 2005 Plan and ESPP and the approval of our CFP Bonus Plan. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	deliver to our Corporation Secretary a written notice revoking your earlier vote;

•	deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•

Election of directors. The election of a nominee for director will be decided by a plurality of the votes cast. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•

All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?

We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF CLASS III DIRECTORS

Who sits on the Board of Directors?

Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of eight members, with Dr. Albert P. Belle Isle, Lee C. Steele, and Dr. Richard P. Wishner serving as Class I directors, Mark Aslett, George W. Chamillard, and William K. O’Brien serving as Class II directors, and Russell K. Johnsen and Vincent Vitto serving as Class III directors.

The terms of the Class I, Class II, and Class III directors expire in 2010, 2011, and 2009, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class III nominees listed below be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the Class III nominees listed below.

Information about the Directors

The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the Class III nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

The following information was provided by the director nominees and by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Nominated for a Term Ending in 2012:

Russell K. Johnsen	55	2001	Mr. Johnsen was the Chairman and Chief Executive Officer of Sirific Wireless Limited, a provider of integrated circuits for the telecommunications market from 2007 until its acquisition by Icera in 2008. Prior to that, he co-founded and served as the CEO of the Occtane Group, a private company which developed and operated a proprietary network of interactive display terminals from 2005 to 2007. From 2003 through 2007, Mr. Johnsen was also President of Delumina, Inc., a technology investment and strategy consulting firm. From 1993 through 2002, Mr. Johnsen was with Analog Devices, Inc., a supplier of high performance analog, mixed signal, and digital signal processing integrated circuits. He served as the company’s Vice President of Corporate Business Development in 2002, and as the Vice President and General Manager of the Analog Devices Communications Products Division from 1993 to 2001. Prior to that, he served in various senior management capacities at National Semiconductor Corporation.

Vincent Vitto	68	2006	Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto also serves as Vice Chairman of the Defense Science Board.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Serving a Term Ending in 2010:

Dr. Albert P. Belle Isle	66	1986	Dr. Belle Isle has been a private investor in technology-based companies since 1990. He is a director of NetClarity, Inc. (formerly known as PredatorWatch, Inc.), a software company for which he served as Chairman of the Board from 2003 to 2006. He was President of Custom Silicon, Inc., a semiconductor company, from 1983 to 1990. He was previously Vice President in charge of a division of Wang Laboratories, Inc., a computer company, from 1980 to 1983. Prior to that, he served in various technical and business management positions involving defense electronics during fifteen years with General Electric Company.

Lee C. Steele	60	2003	Mr. Steele has been a Financial Leadership Partner with Tatum LLC, an executive services and consulting firm, since 2002. From 2001 to 2002, he was Senior Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a development stage biopharmaceuticals firm. From 1994 to 2001, he was Vice President, Chief Financial Officer and Treasurer of American Science and Engineering, Inc., a manufacturer of high-technology security systems and medical devices. Prior to that, he was a consulting partner with Deloitte & Touche.

Dr. Richard P. Wishner	74	2003	Dr. Wishner has been associated both directly and as a consultant with the Defense Advanced Research Projects Agency (DARPA) since 1994, and served as Director of its Information Exploitation Office from 2001 through 2002. He has also served as an advisor to several government organizations including the Senate Select Committee on Intelligence Technical Advisory Group, the Defense Science Board, the Army Science Board, the National Geospatial-Intelligence Agency and the National Security Agency. Prior to joining DARPA, Dr. Wishner served briefly in the Office of the Secretary of Defense where he was Assistant Deputy Undersecretary of Defense (Advanced Technology) for Special Projects. He also served as Chief Executive Officer of Advanced Decision Systems, a privately-held artificial intelligence company, from 1979 to 1991.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Serving a Term Ending in 2011:

Mark Aslett	41	2007	Mr. Aslett has served as our President and Chief Executive Officer since November 19, 2007. Prior to that, he was COO and CEO of Enterasys Networks from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including executive vice president of marketing, vice president of portfolio management, and president of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms.

George W. Chamillard	70	2004	Mr. Chamillard served as Chairman of the Board of Directors of Teradyne, Inc., a supplier of automatic test equipment, from 2000 to his retirement in 2006. Mr. Chamillard served as Chief Executive Officer of Teradyne from 1997 to 2004, and as President of Teradyne from 1996 to 2003. Prior to being named as President of Teradyne, Mr. Chamillard served in various executive capacities at Teradyne.

William K. O’Brien	65	2008	Mr. O’Brien served as Executive Chairman at Enterasys Networks from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury, any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is also a Mercury executive officer.

How are nominees for the Board selected?

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class III director standing for election at the meeting, both Mr. Johnsen and Mr. Vitto were most recently re-elected as Class III directors at the special meeting in lieu of the 2006 annual meeting of shareholders.

When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the committee or others.

Shareholders who wish to submit director candidates for consideration should send such recommendations to our Corporation Secretary at our executive offices not fewer than 120 calendar days prior to the first anniversary of the date on which our proxy statement for the prior year was released. Such recommendations must include the following information:

•	the name and address of record of the shareholder submitting the recommendation;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

the name, age, business address, residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications of the proposed director candidate that address the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected.

Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2010 Annual Meeting.”

Can I communicate with Mercury’s directors?

Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Corporation Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on our website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”

Audit Committee

The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.

During fiscal year 2009, the members of the Audit Committee were Mr. Steele (Chairman), Dr. Belle Isle, Mr. O’Brien (effective November 17, 2008), and Mr. Vitto (through November 17, 2008). In addition, our former director, Dr. Gordon B. Baty, served on the Audit Committee through November 17, 2008. The Board has determined that each of Mr. Steele and Mr. O’Brien qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The Compensation Committee is responsible for:

•	setting the compensation of our executive officers;

•

reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;

•	overseeing the administration of our equity-based and other long-term incentive plans;

•	exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan; and

•	reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board.

All of the independent directors on the Board annually review and approve our CEO’s corporate financial and individual management-by-results (“MBR”) performance objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Compensation Committee, and the Compensation Committee sets their compensation. Our Senior Vice President, Human Resources, and our compensation consultant also make recommendations to the Compensation Committee regarding compensation for our executives.

The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our corporate benefits and finance departments and to outside service providers, as appropriate.

Our Senior Vice President, Human Resources, and our compensation consultant make recommendations to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Compensation Committee has engaged Aon Consulting/Radford (“Radford”) since 2005 to provide research and comparative market data on executive compensation and non-employee director compensation, plan design consulting, executive compensation consulting, and proxy statement consulting services. Radford meets with the Compensation Committee, either with or without members of management in attendance, at the committee’s request.

During fiscal year 2009, the members of the Compensation Committee were Mr. Chamillard (Chairman), Dr. Wishner, Mr. Vitto (effective November 17, 2008), and Mr. Johnsen (through November 17, 2008). In addition, our former director, Sherman N. Mullin, served on the Compensation Committee through November 17, 2008.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness. During fiscal year 2009, the members of the Nominating and Governance Committee were Dr. Belle Isle (Chairman), Dr. Wishner, Mr. Johnsen (effective November 17, 2008), Mr. Steele (effective November 17, 2008), Dr. Baty (through November 17, 2008), and Mr. Mullin (through November 17, 2008).

How often did the Board and committees meet in fiscal year 2009?

The Board of Directors met eleven times, and acted by unanimous written consent five times, during fiscal year 2009. The Audit, Compensation, and Nominating and Governance Committees met ten, thirteen, and five times, respectively, during fiscal year 2009. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met four times during the last fiscal year in executive session without management present. Following the retirement of James R. Bertelli as Chairman of the Board on November 17, 2008, all meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Johnsen, Chairman of the Board. Prior to Mr. Bertelli’s retirement as Chairman of the Board, Mr. Johnsen, as the lead independent director, presided over all meetings of the independent directors.

Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?

Directors are strongly encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the special meeting in lieu of the 2008 annual meeting of shareholders.

Does Mercury have stock ownership guidelines for directors?

Each non-employee director is expected to own or control, directly or indirectly, 8,000 shares of Mercury common stock within four years of first becoming a non-employee director, or within four years of April 22, 2009, whichever is later. Each non-employee director is expected to retain such investment as long as he is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.

Does Mercury have a Code of Business Conduct and Ethics?

Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary.

Does Mercury have a written policy governing related-person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also our employees receive no additional compensation for serving on the Board of Directors. Each non-employee director receives an annual retainer of $55,000. In addition, the Chairman of the Board receives an additional annual retainer of $25,000, the chairman of the Audit Committee receives an additional annual retainer of $15,000, the chairman of the Compensation Committee receives an additional annual retainer of $12,000, and the chairman of the Nominating and Governance Committee receives an additional annual retainer of $6,000. All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

New non-employee directors are granted stock options to purchase 30,000 shares of common stock in connection with their initial election to the Board. These awards vest as to 50% of the shares covered by the award on each of the first two anniversaries of the date of grant, and expire seven years after the date of grant. Non-employee directors may also receive annual equity awards at the discretion of the Board. Currently, non-employee directors receive annual stock option awards to purchase 16,000 shares. These awards vest as to 50% of the shares covered by the award on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and expire seven years after the date of grant. All or a portion of such awards immediately vest upon the occurrence of a change in control of Mercury.

How were the non-employee directors compensated for fiscal year 2009?

The compensation paid to the non-employee members of the Board of Directors with respect to fiscal year 2009 was as follows:

Director Compensation—Fiscal Year 2009

Name	Fees Earned	Option Awards ($)(1)(2)	All Other Compensation	Total
Dr. Gordon B. Baty (3)	$27,500	$17,515	$—	$45,015
Dr. Albert P. Belle Isle	61,000	53,275	—	114,275
James R. Bertelli (4)	148,212	547,978	234,462	930,652
George W. Chamillard	67,000	53,275	—	120,275
Russell K. Johnsen	81,250	53,275	—	134,525
Sherman N. Mullin (3)	27,500	17,515	—	45,015
William K. O’Brien (5)	41,250	25,570	—	66,820
Lee C. Steele	70,000	53,275	—	123,275
Vincent Vitto	55,000	90,777	—	145,777
Dr. Richard P. Wishner	55,000	53,275	—	108,275

(1)	This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal year 2009 related to stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), disregarding the estimate for forfeitures but including actual forfeitures, and thus includes amounts for stock option awards granted in fiscal year 2009 as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2009.

(2)	The following table provides details regarding the grant date fair value of each stock option award granted to our non-employee directors in fiscal year 2009 and the aggregate number of shares subject to each non-employee director’s outstanding stock option awards as of June 30, 2009:

Name	FAS 123R Grant Date Fair Value	Shares Subject to Outstanding Options at Fiscal Year-End (#)
Dr. Gordon B. Baty	$—	68,000
Dr. Albert P. Belle Isle	44,245	91,952
James R. Bertelli	—	293,751
George W. Chamillard	44,245	75,000
Russell K. Johnsen	44,245	98,520
Sherman N. Mullin	—	68,000
William O’Brien	82,959	30,000
Lee C. Steele	44,245	84,500
Vincent Vitto	44,245	62,000
Dr. Richard P. Wishner	44,245	84,500

The grant date fair value of the stock option awards granted to non-employee directors in fiscal year 2009 has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to 5.5 years; (b) expected risk-free interest rate of 2.32%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 62%; and (d) expected dividend yield of 0%.

(3)	Dr. Baty and Mr. Mullin did not stand for re-election at the 2008 annual meeting and retired from the Board as of November 17, 2008.
(4)	Mr. Bertelli retired as Executive Chairman on July 25, 2008, and retired from the Board as of November 17, 2008. He received $148,212 in fees for service as Chairman of the Board through November 17, 2008. All other compensation for Mr. Bertelli consists of the following: (1) $33,462 for salary as Executive Chairman through July 25, 2008; (2) $76,000 for consulting fees following his retirement from the Board; and (3) $125,000 as payment under the non-solicitation and non-competition provisions of his retirement agreement related to fiscal year 2009. See below for a summary of Mr. Bertelli’s retirement agreement.
(5)	Mr. O’Brien was elected to the Board on November 17, 2008.

In connection with Mr. Bertelli’s retirement, we entered into a retirement agreement with Mr. Bertelli that provided for the payment of a Chairman’s fee through the 2008 annual meeting, and for Mr. Bertelli to provide consulting services to us following his retirement from the Board through June 30, 2010 for an aggregate amount of $190,000. The retirement agreement also includes non-disclosure, non-solicitation, non-competition, and related covenants. In consideration of these covenants, we shall pay Mr. Bertelli an aggregate amount of $500,000. The non-solicitation and non-competition covenants are in effect through November 17, 2013, with the non-disclosure covenants remaining in effect for an extended period of time.

Also, in connection with Mr. Bertelli’s retirement, certain stock options related to 82,917 shares of our common stock and restricted stock awards related to 11,632 shares of our common stock became or will become exercisable in full as of certain dates specified in the retirement agreement. Mr. Bertelli’s rights to exercise vested stock options to purchase our common stock will continue to be governed by the existing terms of the applicable stock option plan and award agreement, including the “clawback” provisions included in the option plan.

We believe that it was appropriate to enter into the agreement with Mr. Bertelli, the founder of our company, because the consulting arrangements and non-disclosure, non-solicitation, non-competition, and related covenants will benefit Mercury and our shareholders for those periods extending beyond Mr. Bertelli’s retirement. Additionally, the Compensation Committee consulted with Radford regarding the market parameters of similar arrangements with retiring founders/executives and concluded that the amounts payable under the retirement agreement were consistent with market practice.

PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF

MERCURY COMPUTER SYSTEMS, INC. 2005 STOCK INCENTIVE PLAN

At a meeting on September 14, 2009, the Board adopted, subject to the approval of our shareholders, an amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”). The amendment and restatement increases the aggregate number of shares authorized for issuance under the 2005 Plan by 1,500,000 shares and includes such other changes as are summarized below.

Summary of Changes

Additional Shares.    As of September 1, 2009, there were 798,369 shares available for future grants under the 2005 Plan. Also as of that date, there were options to purchase a total of 2,939,771 shares outstanding under our equity compensation plans, with a weighted average exercise price of $17.493 and a weighted remaining contractual term of 5.56 years. In addition, as of September 1, 2009, 1,104,836 restricted stock awards were outstanding.

In order to be able to make anticipated grants, the Board has amended the 2005 Plan to increase the number of shares authorized for issuance under the 2005 Plan by an additional 1,500,000 shares. Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on September 1, 2009, the maximum aggregate market value of the additional 1,500,000 shares that could potentially be issued under the 2005 Plan is $14,040,000. If the shareholders approve the proposed amendment and restatement of the 2005 Plan, the additional shares to be issued under the 2005 Plan will be authorized but unissued shares.

In October 2008, in order to address potential shareholder concerns regarding the number of options or stock awards we could grant in a given year, the Board committed to our shareholders to limit stock awards over a three-year period. Specifically, the Board committed that for fiscal years 2009 through 2011, we would not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 4.8% of the average number of shares of our common stock that were outstanding at the end of each of such three fiscal years. This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, stock awards will count as equivalent to 1.5 option shares.

In connection with the approval by shareholders of the amendment and restatement of the 2005 Plan, the Board will commit to our shareholders that for fiscal years 2010 through 2012, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 5.52% of the average number of shares of our common stock that were outstanding at the end of each of such three fiscal years (the “2009 Burn-Rate Commitment”). We selected the 5.52% burn-rate limit for the 2009 Burn-Rate Commitment based upon adverse developments in the economy, increased stock market volatility, and our improved performance in fiscal year 2009. This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, stock awards will count as equivalent to 1.5 option shares.

Other Changes.    The amended and restated 2005 Plan also contains language to clarify that non-employee directors can receive restricted stock awards with time based vesting of less than three years and that, upon a change in control, all outstanding awards held by non-employee directors will automatically become fully vested.

Summary of the Amended and Restated 2005 Plan

The following is a summary of certain major features of the amended and restated 2005 Plan. This summary is subject to the specific provisions contained in the full text of the amended and restated 2005 Plan, which is attached as Appendix A to this proxy statement.

Plan Administration.    The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan. The Compensation Committee may delegate to our CEO or any other executive officers the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants.    Persons eligible to participate in the 2005 Plan will be those full or part-time officers, employees, non-employee directors, and other key persons (including consultants and prospective officers) of Mercury and its subsidiaries as selected from time to time by the Compensation Committee. As of September 1, 2009, approximately 520 individuals were eligible to participate in the 2005 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 300,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.

Effect of Grants.    The grant of any award other than an option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the 2005 Plan by 1.36 shares of common stock for each such share actually subject to the award and will be deemed as an award of 1.36 shares of common stock for each such share actually subject to the award. The grant of an option or a stock appreciation right will be deemed as an award of one share of common stock for each such share actually subject to the award.

Stock Options.    The 2005 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2005 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The amended and restated 2005 Plan provides for 4,092,264 shares that can be granted in the form of incentive stock options.

The term of each option will be fixed by the Compensation Committee and may not exceed seven years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to Mercury.

Upon exercise of options, the option exercise price must be paid in full (1) in cash, by certified or bank check, or other instrument acceptable to the Compensation Committee, (2) by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee, or (3) subject to applicable law, by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.    The Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered, and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable. The term of each stock appreciation right may not exceed seven years.

Restricted Stock.    The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified restricted period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Deferred Stock Awards.    The Compensation Committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified vesting period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion and subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award.

Performance-Based Awards.    To ensure that certain awards granted under the 2005 Plan, including awards of restricted stock and deferred stock, to a “covered employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of one or more of the performance criteria stated above. Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of common stock (subject to adjustments for stock splits and similar events) for any performance cycle.

Detrimental Activity.    The Compensation Committee may cancel, rescind, suspend, or otherwise limit any award to a participant if the participant engages in detrimental activities, including rendering services to a competitor of Mercury, disclosing confidential information without permission, refusing to assign inventions to Mercury, soliciting employees or customers of Mercury, engaging in an activity that results in a termination for cause, materially violating any internal policies of Mercury, or being convicted of, or pleading guilty to, a crime.

Tax Withholding.    Participants in the 2005 Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

Change in Control Provisions.    The 2005 Plan provides that, if there is a change in control of Mercury that is approved by the Board of Directors:

•

For awards with grant dates prior to November 17, 2008, if the grantee has a minimum of six months of service, 50% of such grantee’s unvested awards will become vested and immediately exercisable upon consummation of the change in control.

•

For awards with grant dates on or after November 17, 2008, if the grantee has a minimum of six months of service and within six months of the consummation of the change in control, the grantee’s employment is involuntarily terminated by us for reasons other than for “cause” or the grantee resigns for “good reason”, 50% of such grantee’s unvested awards will become vested and immediately exercisable. If, in connection with the change in control, awards granted under the 2005 Plan are cancelled or otherwise terminated upon consummation of the change in control, then instead of accelerated vesting, the grantee will receive a cash payment for 50% of the value of his or her unvested awards (determined based on the price of our common stock at the time of consummation of the change in control). The foregoing is conditioned on the grantee’s execution of an effective release of claims if the value of the accelerated vesting or cash payment exceeds $25,000.

If there is a change of control that is not approved by the Board of Directors, all of the unvested awards under the 2005 Plan (regardless of the grant date) will become vested and immediately exercisable upon the change of control. Further, upon any change of control all outstanding awards held by non-employee directors will automatically become fully vested.

Amendments and Termination.    The Board may at any time amend or discontinue the 2005 Plan, and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2005 Plan, including any amendments that increase the number of shares reserved for issuance under the 2005 Plan, expand the types of awards available under the 2005 Plan, materially expand the eligibility to participate in the 2005 Plan, materially extend the term of the 2005 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2005 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Mercury or a merger or other transaction, without prior shareholder approval, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

New Plan Benefits

It is not possible to state the persons who will receive options or awards under the 2005 Plan in the future or the amount of options or awards that will be granted under the 2005 Plan. The following table provides information with respect to awards granted under the 2005 Plan in the fiscal year ended June 30, 2009. No executive officer, other than Mr. Aslett, received a grant of equity awards under the 2005 Plan during fiscal year 2009. This table does not include any grants made following the end of fiscal year 2009 as described in “Compensation Discussion and Analysis.”

	Options			Restricted Stock Grants
Name and Position	Dollar Value(1)	Number	Average Exercise Price	Dollar Value	Number
Mark Aslett	$777,508	175,000	$8.26	$—	—
President and Chief Executive Officer

All executive officers as a group	777,508	175,000	8.26	—	—

All non-executive officer directors	348,428	126,000	4.92	—	—

Employees as a group (excluding executive officers)	1,037,287	257,864	6.48	2,302,826	384,445

(1)	The dollar value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following weighted-average assumptions: (a) expected risk-free interest rate of 2.34%; (b) expected option life of 5.5 years; (c) expected stock volatility of 65% as of June 30, 2009; and (d) expected dividend yield of 0%.

Equity Compensation Plans

The following table sets forth information as of June 30, 2009 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders(2)	2,979,671	(3)	$13.87	1,440,239	(4)
Equity compensation plans not approved by shareholders	—		—	—

TOTAL	2,979,671		$13.87	1,440,239

(1)	Does not include outstanding unvested restricted stock awards.
(2)	Consists of our 1997 and 1998 equity plans, the 2005 Plan, and the ESPP.
(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.
(4)	Includes 47,924 shares available for future issuance under the ESPP and 1,392,315 shares available for future issuance under the 2005 Plan. We are no longer permitted to grant awards under our 1997 and 1998 equity plans.

On June 17, 2009, we accepted for exchange and cancellation previously-granted options to purchase an aggregate of 394,270 shares pursuant to our stockholder-approved stock option exchange program. Cancellation of these options added 394,270 shares to the total number of shares available for issuance under the 2005 Plan. Restricted stock awards were granted under the 2005 Plan covering an aggregate of 153,545 shares in exchange for the cancelled options. Restricted stock awards reduce the number of shares available for issuance under the 2005 Plan by 1.36 shares for each share actually subject to the award. Therefore, after giving effect to the cancellation of previously-granted options and the grant of replacement awards as described above, the stock option exchange program resulted in the net addition of 185,449 shares to the aggregate number of shares available for issuance under the 2005 Plan. Our directors and executive officers were not permitted to participate in the stock option exchange program.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2005 Plan. It does not describe all federal tax consequences under the 2005 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for Mercury for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Restricted Stock.    A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the restricted stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund, or loss for tax purposes with respect to the forfeited shares. Mercury generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Mercury, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Our Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2005 Plan may be limited to the extent that the CEO or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1,000,000 a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2005 Plan is structured to allow grants to qualify as performance-based compensation, as described above.

Required Vote

Approval of the amendment and restatement of the 2005 Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment and restatement of the 2005 Plan.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the 2005 Plan.

The Board believes that stock options and other stock-based incentive awards can play an important role in the success of our company by encouraging and enabling the current employees, consultants, officers, and non-employee directors and prospective officers and employees of Mercury and its subsidiaries, upon whose judgment, initiative, and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in our company. The Board anticipates that providing such persons with a direct stake in our company will ensure a closer identification of the interests of participants in the 2005 Plan with those of Mercury and its shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with our company.

PROPOSAL 3: APPROVAL OF AMENDMENT AND RESTATEMENT OF

MERCURY COMPUTER SYSTEMS, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

At a meeting on September 14, 2009, the Board adopted, subject to the approval of our shareholders, an amendment and restatement of our 1997 Employee Stock Purchase Plan (the “ESPP”).

Summary of Changes

We offer eligible employees the opportunity to purchase shares of our common stock on a regular basis through payroll deductions under the ESPP. The purpose of the ESPP is to encourage ownership of our common stock by our employees. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

The Board believes that the number of shares currently remaining available for issuance under the ESPP (47,924 shares) is not sufficient for future granting needs. We believe that continuing to offer eligible employees an opportunity to purchase shares of our common stock under the ESPP enables us to attract and retain key personnel, and helps to align employee and shareholder interests by encouraging employee stock ownership. Accordingly, our Board of Directors has adopted, and is seeking shareholder approval of, an amendment and restatement of the ESPP that would increase the aggregate number of shares of our common stock reserved and available for issuance under the ESPP by 300,000 shares. If the proposed amendment to the ESPP is not approved by shareholders, it is likely that all currently remaining shares available for issuance under the ESPP will be purchased at the end of the current semi-annual purchase period and the ESPP will terminate on December 31, 2009.

Summary of the ESPP

The following is a summary of certain major features of the amended and restated ESPP. This summary is subject to the specific provisions contained in the full text of the amended and restated ESPP, which is attached as Appendix B to this proxy statement.

Term of the Plan.    The ESPP will continue in effect until December 31, 2016. Our Board may terminate the ESPP at any time. The ESPP will terminate in any case when all or substantially all of the unissued shares of our common stock reserved for the purposes of the ESPP have been purchased.

Plan Administration.    The Compensation Committee of our Board of Directors administers the ESPP and has full authority to make, administer, and interpret such equitable rules and regulations regarding the ESPP as it deems advisable.

Eligibility.    Persons eligible to participate in the ESPP are full-time employees of Mercury or any of its subsidiaries designated as a participating employer who work at least 20 hours per week and more than five months per year, except for persons who are deemed for purposes of Section 423(b)(3) of the Code to own five percent or more of our voting stock. As of September 1, 2009, approximately 520 individuals were eligible to participate in the ESPP.

Purchase Periods; Exercise Price.    The ESPP provides for two “purchase periods” within each calendar year, the first commencing on January 1 and ending on June 30, and the second commencing on July 1 and ending on December 31. Eligible employees may elect to become participants in the ESPP by enrolling prior to each semi-annual period. On the first day of each purchase period, subject to the terms of the ESPP, each eligible employee who is then a participant in the ESPP is granted an option to purchase on the last business day of the purchase period a number of shares of our common stock equal to (1) the aggregate payroll deductions in the purchase period authorized by the participant, divided by (2) the exercise price (as defined below). Shares are purchased through the accumulation of payroll deductions of not less than 1% nor more than 10% of each participant’s compensation, subject to an overall annual maximum of $25,000 per participant. The maximum number of shares that can be purchased by an individual participant in any purchase period is 833 shares (or such other number determined from time to time by the Compensation Committee).

The “exercise price” for each purchase period is equal to the lower of (1) 85% of the fair market value per share of our common stock on the first business day of the relevant purchase period, or (2) 85% of the fair market value per share of our common stock on the last business day of the relevant purchase period. As of September 1, 2009, the closing price per share of our common stock as reported by the NASDAQ Global Select Market was $9.36.

Options.    Options granted under the ESPP are exercisable only by the participant during his or her lifetime and are not transferable by the participant. A participant may cancel his or her participation in the ESPP with respect to any purchase period so long as the participant’s notice of cancellation is received by us at least 10 days prior to the last business day of the purchase period. Participation in the ESPP automatically terminates upon a participant’s termination of employment for any reason. Upon any such cancellation or termination, all accumulated payroll deductions are refunded in cash.

Shares Subject to the Plan.    Of the 800,000 shares of our common stock, par value $.01 per share, authorized for issuance under the ESPP, there are currently only 47,924 shares remaining available for issuance. If the proposed amendment to the ESPP is approved by shareholders, the aggregate number of shares reserved and available for issuance under the ESPP will be increased by 300,000 shares, and the total number of shares authorized for issuance under the ESPP from its inception will be increased from 800,000 shares to 1,100,000 shares. If our capital structure changes because of a stock dividend, stock split, or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Amendments and Termination.    Our Board of Directors may at any time amend or terminate the ESPP. However, any such termination by the Board will not affect options then outstanding under the ESPP, and any such amendment will not adversely affect any option then outstanding under the ESPP without the participant’s consent. Certain amendments, such as an increase in the number of shares available for issuance under the ESPP, will not be effective without the approval of our shareholders.

Federal Income Tax Considerations

The ESPP is intended to qualify as an “employee stock purchase plan” as defined in Section 423(b) of the Code, which provides that an employee participating in the plan is not required to pay any federal income tax when joining the plan or when purchasing the shares of common stock at the end of the purchase period. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them.

If shares acquired under the ESPP are sold more than two years after the first day of the purchase period pursuant to which the shares were purchased, no taxable income results if the sale price is less than the price paid for the shares, and the employee will recognize a long-term capital loss for the difference between the sale price and the purchase price. If the proceeds of the sale are higher than the purchase price, the employee will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) fifteen percent (15%) of the fair market value of the common stock on the first day of the purchase period in which the shares were purchased, or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the employee will recognize a long-term capital gain in an amount equal to the difference between the proceeds of the sale and the employee’s basis in the shares (i.e., the employee’s purchase price plus the amount taxed to the employee as ordinary income). No deduction is allowed to Mercury.

If shares acquired under the ESPP are sold within two years of the first day of the purchase period pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the last business day of the purchase period in which the shares were purchased and the employee’s purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee’s basis in the shares (i.e., the fair market value of the shares on the last business day of the purchase period in which the shares were purchased). The amount reportable as ordinary income for a sale made within two years of the first day of the purchase period pursuant to which the shares were purchased will generally be allowed as a tax deduction to Mercury.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the amended and restated ESPP are not determinable.

Required Vote

Approval of the ESPP requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ESPP.

Recommendation

The Board of Directors recommends a vote FOR the amendment and restatement of the ESPP.

PROPOSAL 4: APPROVAL OF MERCURY COMPUTER SYSTEMS, INC.

ANNUAL EXECUTIVE BONUS PLAN – CORPORATE FINANCIAL PERFORMANCE

We have adopted a new Annual Executive Bonus Plan – Corporate Financial Performance (the “CFP Bonus Plan”), subject to the approval of the shareholders at the meeting. We are asking shareholders to approve the adoption of the CFP Bonus Plan so that we may use the CFP Bonus Plan to achieve our goal of increasing shareholder value and also receive a federal income tax deduction for certain compensation paid under the CFP Bonus Plan. If shareholders do not ratify the adoption of the CFP Bonus Plan, it will not become effective.

The following is a summary of certain major features of the CFP Bonus Plan. This summary is subject to the specific provisions contained in the full text of the CFP Bonus Plan, which is attached as Appendix C to this proxy statement.

Purpose

The purpose of the CFP Bonus Plan is to increase shareholder value and our success by motivating key executives to perform to the best of their abilities and to achieve our objectives. The CFP Bonus Plan accomplishes this purpose by paying bonuses and over-achievement awards only after the achievement of pre-established performance goals.

Eligibility to Participate

The Compensation Committee selects the employees of Mercury and its subsidiaries who will be eligible to receive bonuses and over-achievement awards under the CFP Bonus Plan. The actual number of employees who will be eligible to receive a bonus and over-achievement award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants.

Target Bonuses, Target Over-Achievement Awards, and Performance Goals

In each performance period, the Compensation Committee assigns to each participant a target bonus and a target over-achievement award. The Compensation Committee also determines the applicable performance goal or goals that must be achieved in each performance period before an actual bonus and actual over-achievement award will be paid to the participant for such performance period. A participant’s target bonus is expressed as a percentage of his or her base salary earned during the applicable performance period.

A participant’s target over-achievement award that may be earned during a performance period is expressed as a percentage of an over-achievement award pool. The Compensation Committee establishes a formula for determining the size of the over-achievement award pool. The size of the over-achievement award pool is determined by reference to the amount of actual operating income for the performance period in excess of the budgeted operating income for such performance period. Actual operating income, as used under the CFP Bonus Plan, is a non-GAAP measure and all references in this summary to actual operating income refer to such non-GAAP measure. Each over-achievement award is subject to a cap of 100% of (a) the participant’s target bonus under the CFP Bonus Plan, plus (b) the participant’s target bonus for management-by-results performance under a separate annual bonus plan for individual management-by-results performance goals.

The performance goals require the achievement of objectives for one or more of the following: (a) cash position; (b) controllable profits; (c) days sales outstanding; (d) earnings per share; (e) adjusted EBITDA; (f) free cash flow; (g) inventory reduction; (h) net income; (i) new orders; (j) operating cash flow; (k) operating income; (l) return on assets; (m) return on equity; (n) return on sales; (o) revenue; and (p) total shareholder return. Each of these measures is defined in the CFP Bonus Plan. Performance goals may differ from participant to participant, from performance period to performance period, and from award to award.

The Compensation Committee may choose to set target goals: (a) in absolute terms; (b) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics); (c) on a per-share and/or per-capita basis; (d) against the performance of Mercury as a whole or against particular segments of Mercury; (e) on a pre-tax or after-tax basis; and/or (f) on a GAAP or non-GAAP basis. The Compensation Committee also will determine whether any elements will be included in or excluded from the calculations. Mercury’s fiscal year will constitute a performance period.

Actual Bonuses

After the performance period ends, the Compensation Committee must certify in writing the extent to which the pre-established performance goals were achieved before approving the actual bonus that is payable to a participant. The Compensation Committee has discretion to reduce or eliminate any actual bonus under the CFP Bonus Plan. Actual bonuses are paid in cash no later than 75 days after the performance period ends.

Actual Over-Achievement Awards

After the performance period ends, the Compensation Committee must certify in writing the extent to which actual operating income exceeded budgeted operating income for the performance period and determine the size of the over-achievement award pool. The Compensation Committee may include operating income from acquisitions completed during the performance period in the operating income for such performance period only if the following criteria are satisfied: (a) the acquisition is in line with our core business strategy as determined by the Board in its sole discretion; (b) we satisfy our organic revenue target for the performance period without including revenue derived from the acquisition; and (c) the acquisition is accretive to our operating income for the performance period. If the operating income for a performance period includes operating income derived from an acquisition, such operating income may not exclude fees and other expenses, including without limitation financing, accounting, legal, and other fees incurred in connection with the acquisition during the related performance period, which would be included in such operating income under generally accepted accounting principles.

The actual over-achievement award that is payable to a participant is determined using a formula determined by the Compensation Committee. If a participant ceases to be employed by Mercury or one of its subsidiaries during the performance period, other than in limited circumstances set forth in the CFP Bonus Plan, such participant’s over-achievement award is forfeited to Mercury (i.e., a participant leaving the bonus pool is not a windfall for the other participants who remain in the pool). Over-achievement awards are subject to the cap discussed above. The Compensation Committee has discretion to reduce or eliminate any actual over-achievement award under the CFP Bonus Plan. A portion, to be determined by the Compensation Committee at the beginning of the performance period, of an actual over-achievement award is paid in cash no later than 75 days after the performance period ends and the remaining portion is banked and paid out in three equal installments over a three-year period subject to the continued employment of the participant, unless otherwise determined by the Compensation Committee.

Maximum Payment

The CFP Bonus Plan limits the actual payment to any participant in respect of any fiscal year to $2,000,000 even if the pre-established formula otherwise indicates a larger payment.

Administration

The Compensation Committee administers the CFP Bonus Plan. Members of the Compensation Committee must qualify as outside directors under Section 162(m) of the Code. Subject to the terms of the CFP Bonus Plan, the Compensation Committee:

•	selects the employees who will be eligible to participate in the CFP Bonus Plan;

•	assigns the target bonus and over-achievement award for each participant;

•	establishes the performance goals that must be achieved before any actual bonuses or over-achievement awards are paid;

•	approves a payout formula to provide for an actual bonus or over-achievement award; and

•	interprets the provisions of the CFP Bonus Plan.

Performance-Based Compensation

The CFP Bonus Plan is designed to qualify as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to the named executive officers to the extent that any of these persons receives more than $1,000,000 in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year. The CFP Bonus Plan allows us to pay incentive compensation that is performance-based and, therefore, fully tax deductible on our federal income tax return.

Amendment and Termination of the CFP Bonus Plan

The Board and the Compensation Committee may amend or terminate the CFP Bonus Plan at any time and for any reason. However, the amendment, suspension, or termination of the CFP Bonus Plan shall not, without the consent of the participant, alter or impair any rights or obligations under any target bonus or over-achievement award granted to such participant or actual bonus or over-achievement award earned by such participant.

Bonuses and Over-Achievement Awards to Be Paid to Certain Individuals and Groups

Bonuses and over-achievement awards under the CFP Bonus Plan are determined based on actual future performance. As a result, future actual bonuses and over-achievement awards cannot now be determined. The following table sets forth the maximum amounts for bonuses and over-achievement awards payable under the CFP Bonus Plan which the Compensation Committee has approved for fiscal year 2010, subject to shareholder approval of the CFP Bonus Plan. Actual bonuses and over-achievement awards paid, if any, under the CFP Bonus Plan for fiscal year 2010 will be calculated based on actual performance pursuant to the goals established by the Compensation Committee. For the 2010 performance period, the Compensation Committee selected performance goals based on our budgeted operating income and revenue. The over-achievement award pool for fiscal year 2010 will be 25% of the amount, if any, by which actual operating income exceeds budgeted operating income. Because our executive officers are eligible to receive bonuses and over-achievement awards under the CFP Bonus Plan, our executive officers have an interest in this proposal.

Name of Individual or Group	Maximum Payment For Bonus under CFP Bonus Plan	Maximum Payment For Over-Achievement Award under CFP Bonus Plan(1)
Mark Aslett	$375,000	$500,000
Robert E. Hult	130,500	174,000
Craig A. Saline	75,000	100,000
Didier M.C. Thibaud	128,250	171,000
All executive officers, as a group	802,500	1,070,000
All directors who are not executive officers, as a group(2)	—	—
All employees who are not executive officers, as a group(3)	406,313	541,750

(1)	This is the cap on the payment of over-achievement awards. Given that the over-achievement award pool is only funded based on a percentage of the amount by which actual operating income exceeds budgeted operating income, actual over-achievement awards are likely to be lower than the cap.
(2)	This group is not eligible to participate in the CFP Bonus Plan.
(3)	This group includes members of senior management that participate in the CFP Bonus Plan but are not executive officers pursuant to Rule 3b-7 under the Exchange Act.

There can be no assurance that any bonuses or over-achievement awards will be paid. We believe it is unlikely that over-achievement award payouts will be at or near the maximum payment since the size of the over-achievement award pool is determined based on actual operating income exceeding budgeted operating income, and the payment of an over-achievement award reflects stretch achievements. For example, in fiscal year 2009, executives earned over-achievement awards that were equal to approximately 10% of the cap on over-achievement awards. The actual bonus paid, if any, may be lower than the maximum bonus depending on actual performance compared to the performance goals associated with the maximum payout. The Compensation Committee also has discretion to further decrease, but not increase, the bonuses and over-achievement awards otherwise indicated under the pre-established formula.

Required Vote

Approval of the CFP Bonus Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the CFP Bonus Plan.

Recommendation

We believe that the approval of the CFP Bonus Plan is essential to our continued success. Our executives are one of our most valuable assets. The bonuses and over-achievement awards provided under the CFP Bonus Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. For the reasons stated above the shareholders are being asked to approve the CFP Bonus Plan.

The Board of Directors recommends a vote FOR the proposal to approve the CFP Bonus Plan.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2010. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.

Required Vote

Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2010 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment.

Recommendation

The Board of Directors recommends a vote “FOR” the ratification of appointment of independent registered public accounting firm.

VOTING SECURITIES

Who owns more than 5% of our stock?

On September 1, 2009, there were 23,504,183 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of September 1, 2009. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Royce & Associates, LLC (1)	3,080,160	13.1%
Barrow, Hanley, Mewhinney & Strauss, Inc. (2)	1,778,653	7.6
Renaissance Technologies LLC (3)	1,691,535	7.2
Barclay Global Investors, Ltd (4)	1,865,172	7.9
Dimensional Fund Advisors LP (5)	1,556,285	6.6

(1)	Based on a Schedule 13G/A filed with the SEC on January 27, 2009 reporting beneficial ownership as of December 31, 2008. The reporting entity’s address is 1414 Avenue of the Americas, New York, New York 10019.
(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2009 reporting beneficial ownership as of December 31, 2008. The filing reported sole voting power with respect to 813,520 shares, shared voting power with respect to 965,133 shares, and sole investment power with respect to 1,778,653 shares. The reporting entity’s address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(3)	Based on a Schedule 13G/A filed by Renaissance Technologies LLC and James H. Simons with the SEC on February 13, 2009 reporting beneficial ownership as of December 31, 2008. The filing reported sole voting power with respect to 1,674,500 shares, sole investment power with respect to 1,690,335 shares, and shared investment power over 1,200 shares. The address of the reporting persons is 800 Third Avenue, New York, New York 10022.
(4)	Based on a Schedule 13G filed by Barclays Global Investors, N.A., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd, together with Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, with the SEC on February 5, 2009 reporting beneficial ownership as of December 31, 2008. The filing reported sole voting power with respect to an aggregate of 1,447,943 shares and sole investment power with respect to an aggregate of 1,865,172 shares for the reporting entities. The reporting entities’ addresses are 400 Howard Street, San Francisco, California 94105; Murray House, 1 Royal Mint Court, London, EC3N 4HH England; Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; and Apianstrasse 6, D-85774, Unterfohring, Germany.
(5)	Based on a Schedule 13G/A filed with the SEC on February 9, 2009 reporting beneficial ownership as of December 31, 2008. The filing reported sole voting power with regard to 1,521,414 shares and sole investment power with respect to an aggregate of 1,556,285 shares. The reporting entity’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

How much stock does each of Mercury’s directors and executive officers own?

The following information is furnished as of September 1, 2009, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Mark Aslett(2)	331,463	1.4%
Dr. Albert P. Belle Isle(3)	86,108	*	*
George W. Chamillard(4)	77,000	*	*
Russell K. Johnsen(5)	103,520	*	*
William K. O’Brien(6)	—	*	*
Lee C. Steele(7)	88,500	*	*
Vincent Vitto(8)	54,000	*	*
Dr. Richard P. Wishner(9)	91,400	*	*
Robert E. Hult(10)	255,647	1.1
Karl D. Noone(11)	10,000	*	*
Craig A. Saline(12)	44,380	*	*
Didier M.C. Thibaud(13)	347,018	1.5
All directors and executive officers as a group (13 persons)(14)	1,519,536	6.2%

*	The address for each director and executive officer is c/o Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.
**	Less than 1.0%.
(1)	The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of September 1, 2009 are outstanding.
(2)	Includes (a) 32,000 shares owned by Mr. Aslett individually; (b) 93,750 shares which may be acquired by Mr. Aslett within 60 days of September 1, 2009 through the exercise of stock options; and (c) 205,713 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).
(3)	Includes (a) 5,000 shares owned by Dr. Belle Isle individually; and (b) 81,108 shares which may be acquired by Dr. Belle Isle within 60 days of September 1, 2009 through the exercise of stock options.
(4)	Includes (a) 10,000 shares owned by Mr. Chamillard individually; and (b) 67,000 shares which may be acquired by Mr. Chamillard within 60 days of September 1, 2009 through the exercise of stock options.
(5)	Includes (a) 3,000 shares owned by a family trust (as to which Mr. Johnsen has shared voting and investment power); (b) 10,000 owned by Mr. Johnsen individually; and (c) 90,520 shares which may be acquired by Mr. Johnsen within 60 days of September 1, 2009 through the exercise of stock options.
(6)	Includes (a) 0 shares owned by Mr. O’Brien individually; and (b) 0 shares which may be acquired by Mr. O’Brien within 60 days of September 1, 2009 through the exercise of stock options.
(7)	Includes (a) 12,000 shares owned by Mr. Steele individually; and (b) 76,500 shares which may be acquired by Mr. Steele within 60 days of September 1, 2009 through the exercise of stock options.

(8)	Includes 54,000 shares which may be acquired by Mr. Vitto within 60 days of September 1, 2009 through the exercise of stock options.
(9)	Includes (a) 26,900 shares owned by a family trust (as to which Dr. Wishner has sole voting and investment power); and (b) 64,500 shares which may be acquired by Dr. Wishner within 60 days of September 1, 2009 through the exercise of stock options.
(10)	Includes (a) 23,516 shares owned by Mr. Hult individually; (b) 187,750 shares which may be acquired by Mr. Hult within 60 days of September 1, 2009 through the exercise of stock options; and (c) 44,381 restricted shares awarded to Mr. Hult under our stock-based plans (as to which Mr. Hult has sole voting power, but which are subject to restrictions on transfer).
(11)	Includes 10,000 shares which may be acquired by Mr. Noone within 60 days of September 1, 2009 through the exercise of stock options.
(12)	Includes (a) 18,393 shares owned by Mr. Saline individually; (b) 8,750 shares which may be acquired by Mr. Saline within 60 days of September 1, 2009 through the exercise of stock options; and (c) 17,237 restricted shares awarded to Mr. Saline under our stock-based plans (as to which Mr. Saline has sole voting power, but which are subject to restrictions on transfer).
(13)	Includes (a) 22,114 shares owned by Mr. Thibaud individually; (b) 226,690 shares which may be acquired by Mr. Thibaud within 60 days of September 1, 2009 through the exercise of stock options; and (c) 98,214 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).
(14)	Includes (a) 146,564 shares owned by directors and executive officers individually or by family trusts as to which each has sole voting and investment power; (b) 16,359 shares owned by directors and executive officers and their respective spouses (including family trusts) as to which each shares voting and investment power; (c) 973,068 shares which may be acquired within 60 days of September 1, 2009 through the exercise of stock options; (d) 383,545 restricted shares awarded to the executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer); and (e) 0 shares owned individually by spouses of directors and executive officers, as to which the directors and executive officers disclaim beneficial ownership.

EXECUTIVE OFFICERS

Who are Mercury’s executive officers?

The following persons are our executive officers as of September 21, 2009:

Name	Position
Mark Aslett	President and Chief Executive Officer
Robert E. Hult	Senior Vice President, Chief Financial Officer, and Treasurer
Craig A. Saline	Senior Vice President, Human Resources
Didier M.C. Thibaud	Senior Vice President and General Manager, Advanced Computing Solutions
Alex A. Van Adzin	Vice President, General Counsel, and Secretary

Where can I obtain more information about Mercury’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 4.1 titled “Executive Officers of the Registrant” in our annual report on Form 10-K for the fiscal year ended June 30, 2009, which item is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with competitive pay opportunities with actual pay heavily influenced by the attainment of corporate financial and individual management-by-results (“MBR”) performance objectives. Our compensation philosophy is intended to meet the following objectives:

•

offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value; and

•	achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual MBR performance objectives.

To accomplish these objectives, our executive compensation programs are designed to maintain a significant portion of an executive’s total compensation at risk, tied to both our annual and long-term financial performance and the creation of shareholder value.

We support a “pay-for-performance” philosophy by tracking performance and recognizing and rewarding employee contributions toward Mercury’s success. Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the technology and defense industries, apply pay-for-performance principles, and are appropriately aligned with Mercury’s financial goals and long-term shareholder value creation.

How We Determine Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found beginning on page 9 of this proxy statement.

The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s compensation by a majority of the independent directors on the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate financial and individual MBR performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies.

The Compensation Committee has engaged the services of Radford, an Aon Consulting company, as an independent compensation consultant. Radford assists the Compensation Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of

Radford frequently attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Compensation Committee, Radford may assist management in analyzing the compensation of our non-executive employees.

In connection with its benchmarking efforts, the Compensation Committee considers data included in the Radford Executive Compensation Survey for both High Technology companies and Defense and Aerospace companies from which we may draw talent and also specific peer group data. The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful. The following 16 companies were used by the Compensation Committee in its determination of base salary and annual cash bonuses for fiscal year 2009: American Science and Engineering, Inc.; Analogic Corporation; Anaren, Inc.; Argon ST, Inc.; Axsys Technologies, Inc.; Cognex Corporation; DSP Group, Inc.; Ducommun Incorporated; Electro Scientific Industries, Inc.; EMS Technologies, Inc.; Herley Industries, Inc.; MRV Communications, Inc.; MSC.Software Corporation; Radisys Corporation; Stratasys, Inc.; and Symmetricom, Inc. During fiscal year 2009, Radford assisted us in defining an updated peer group of companies. The following two companies were added to the updated peer group in February 2009: IRobot Corporation and Vicor Corporation. Data with respect to the updated peer group was considered by the Compensation Committee in determining equity award grants in July 2009. In selecting this peer group, the Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on industries similar to Mercury’s target markets.

In particular, the Compensation Committee reviewed the following elements of compensation against the benchmarking data:

•	base salary;

•	target bonus as a percentage of base salary;

•	total target cash compensation;

•	target long-term incentive compensation, which consists of equity awards; and

•	actual long-term incentive compensation.

Each such element of compensation was compared to data from the Radford Executive Survey at the 25th, 50th, and 75th percentiles for public companies with revenue between $150 and $349.9 million.

The Radford survey data and peer group data, as applicable, were reviewed together to form a final market data point. All forms of compensation were then evaluated relative to the market median. Individual compensation pay levels may vary from this reference point based on individual performance and other considerations, including an executive’s relative experience in a new position, the initial compensation levels required to attract qualified new hires, and the compensation levels required to retain highly qualified executives.

The Compensation Committee evaluated the benchmarking data prior to the end of fiscal year 2008 in connection with its determination of compensation levels for fiscal year 2009. The data from this benchmarking indicated that base salary for our named executive officers was around the 50th to 75th percentile, except that Mr. Aslett’s was at approximately the 75th percentile. The data from the benchmarking also indicated that target bonus as a percentage of base salary for our named executive officers generally ranged from 5% below to 10% above the 50th percentile. Total target cash compensation for our named executive officers was also clustered around the 50th percentile, except that Mr. Aslett’s total target cash compensation was at approximately the 75th percentile. The benchmarking data indicated that the target long-term incentive compensation for our named executive officers was generally between the 50th and 75th percentiles.

We base our total compensation program not only on the application of corporate financial and individual MBR performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual MBR performance objectives without regard to previously-established goals if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the Board’s judgment. The CEO is afforded similar discretion in recommending bonus payouts tied to individual MBR performance objectives for our other executive officers.

Our Elements of Total Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at three levels: (1) individual MBR performance; (2) corporate financial performance compared to annual business goals; and (3) long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual incentives, and equity awards. The objective of this three-part approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver short-term results and at the same time create sustainable long-term shareholder value. The Compensation Committee has chosen to put a substantial portion of each executive’s total target compensation at risk, contingent upon the achievement of our annual operating plan, year-over-year revenue growth, and shareholder value creation.

Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are determined by the Compensation Committee with input from the CEO. For the CEO, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on the Board.

Base Salary

In general, the Compensation Committee targets base salaries at levels that it believes are, on average, consistent with the median rate paid for equivalent positions by our peers. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk.

For fiscal year 2009, we made no changes in the base salaries for our named executive officers. Holding base salaries at prior-year levels was consistent with market conditions during fiscal year 2009.

Annual Executive Bonus Program

Our annual executive bonus program is one of the variable performance-based elements of our overall compensation program. This bonus program provides the potential for additional cash compensation for our executive officers based on achieving the corporate financial and, where applicable, business unit goals contained in the annual operating plan that is approved by our Board of Directors around the beginning of the fiscal year, as well as individual MBR performance goals. This program consists of two elements: (1) target bonuses; and (2) over-achievement awards. Each executive officer’s target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. In addition, each executive officer’s over-achievement award is determined based on actual operating income exceeding budgeted operating income for the fiscal year. Actual operating income, as used in the annual executive bonus program, is a non-GAAP measure and all references to actual operating income in this Compensation Discussion and Analysis refer to such non-GAAP measure. We calculate actual operating income by excluding from GAAP operating income the impact of: stock-based compensation expense; amortization of acquired intangible assets; in-process research and development expenses; impairment of goodwill and long-lived assets; restructuring charges; sales of long-lived assets; inventory writedowns; tax valuation allowances; and the difference between GAAP and non-GAAP tax benefits.

The following table indicates for fiscal year 2009: (1) the target bonus for each named executive officer as a percentage of his base salary; (2) the percentage of the target bonus tied to corporate financial performance objectives; and (3) the percentage of the target bonus tied to individual MBR performance objectives.

Named Executive Officer	Fiscal Year 2009 Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives	Portion Related to Individual MBR Performance Objectives
Mark Aslett	100%	75%	25%
Robert E. Hult	60	75	25
Karl D. Noone	40	75	25
Craig A. Saline	50	75	25
Didier M.C. Thibaud	60	75	25

For all of our named executive officers, we allocate a majority of their bonus potential to the achievement of overall corporate financial performance objectives, which are based on the achievement of revenue and operating income targets in the operating plan for the fiscal year. For fiscal year 2009, the corporate revenue target for continuing operations was $187.1 million and the operating income target was $16.5 million.

Corporate Financial Performance Objectives

The corporate financial performance portion of the annual executive bonus program would become payable only if our operating income was $16.5 million. Assuming this performance measure was achieved, payout of the corporate performance bonus began when a threshold of 80% of the revenue target was achieved, at which point 60% of the portion of the corporate financial performance bonus tied to that objective was earned. The amount payable with respect to the particular revenue target increased in relation to revenue performance as set forth in the following table:

Percentage of Fiscal Year 2009 Revenue Target Attainted	Percentage to be Paid for Corporate Financial Performance Element of Target Bonus
80%	60%
90	70
100	80
106	100

The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target, and maximum revenue objectives.

The threshold targets for the corporate financial performance portion of the annual executive bonus program for fiscal year 2009 were met as follows:

•	fiscal year 2009 actual operating income was $17.8 million, satisfying the $16.5 million target and allowing the corporate financial performance element of the annual bonuses to be paid; and

•

fiscal year 2009 revenue was $188.9, satisfying the $187.1 million target at 100% and yielding a payout of the corporate financial performance element of the annual bonus at 80% for each named executive officer.

Individual MBR Performance Objectives

Individual MBR performance objectives for our executive officers (other than the CEO) are initially established by our CEO after consultation with the affected executive officers and reviewed and approved by the Compensation Committee. These individual MBR performance objectives are intended to focus the executive’s actions for the following fiscal year in line with our operating plan. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously established goals. The CEO is permitted to change an executive officer’s individual MBR performance objectives, or recommend a payout without regard to previously-established goals, if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the CEO’s judgment. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual MBR performance objectives, and the Compensation Committee reviews and approves the payout of the individual MBR performance objective bonuses to our executive officers (other than the CEO), based on the CEO’s recommendation.

Individual MBR performance objectives for our CEO are established by the independent directors on the Board of Directors upon the recommendation of the Compensation Committee. At the end of the fiscal year, all of the independent directors evaluate the CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual MBR performance objective bonus, which is subject to ratification by a majority of the independent directors on our Board.

Set forth below are the specific individual MBR performance objectives for our named executive officers for fiscal year 2009.

Mark Aslett.    The individual MBR performance objectives for Mr. Aslett established by the independent directors on the Board of Directors, upon the recommendation of the Compensation Committee, were as follows:

•

develop an operating plan for fiscal year 2010 that returns Mercury’s combined Advanced Computing Solutions (“ACS”) and Mercury Federal Systems (“MFS”) operations to growth (25% of individual MBR bonus potential);

•	validate the Converged Sensor Network architecture value proposition through product and customer inputs (25% of individual MBR bonus potential);

•	meet MFS budget and establish a structure to maintain MFS as a separate business (25% of individual MBR bonus potential); and

•	ensure organizational and talent development (25% of individual MBR bonus potential).

Robert E. Hult.    The individual MBR performance objectives for Mr. Hult approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•

generate cash from operations in line with $19 million operating cash budget (adjusted to $15 million net of divested businesses) and $8.1 million free cash budget (20% of individual MBR bonus potential);

•	create shareholder value through investor outreach program, maintaining and attracting new institutional investors, and attracting sell-side analyst coverage (20% of individual MBR bonus potential);

•	rationalize Mercury’s business portfolio by selling the Biotech, Visage Imaging, and Visualization Sciences Group business units (20% of individual MBR bonus potential);

•	achieve fiscal year 2009 financial budget with $187.1 million of revenue and $16.5 million of operating income (20% of individual MBR bonus potential); and

•	develop and align the finance organization to position finance for fiscal year 2010 focused on supporting ACS and MFS business units (20% of individual MBR bonus potential).

Karl D. Noone.    The individual MBR performance objectives for Mr. Noone approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•	deliver fiscal year 2009 budgeted operating cash flow of $19 million (adjusted to $15 million net of divested businesses) (10% of individual MBR bonus potential);

•

re-align responsibilities between ACS finance and corporate finance to fit new structure with only ACS and MFS business units and upgrade talent in finance organization (25% of individual MBR bonus potential);

•	provide accounting and finance support for the divestitures of the Biotech, Visage Imaging, and Visualization Sciences Group business units (20% of individual MBR bonus potential);

•	improve communication and training around key accounting issues and automate deferred revenue tracking, recognition, and forecasting process (25% of individual MBR bonus potential); and

•	increase efficiency in Sarbanes-Oxley 404 compliance and develop an internal audit function to broaden beyond Sarbanes-Oxley compliance (20% of individual MBR bonus potential).

Craig A. Saline.    The individual MBR performance objectives for Mr. Saline approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•	communicate consistent message of Mercury strategy (20% of individual MBR bonus potential);

•	align fiscal year 2009 individual employee and manager goals with Mercury objectives (20% of individual MBR bonus potential);

•	develop middle management based on identified priority functions (20% of individual MBR bonus potential);

•	develop workforce to address technical skill needs (20% of individual MBR bonus potential); and

•	manage performance through performance reviews and salary planning (20% of individual MBR bonus potential).

Didier M.C. Thibaud.    The individual MBR performance objectives for Mr. Thibaud approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•	achieve ACS business model per plan with $190 million of bookings, $185 million of revenue, and 10% non-GAAP ACS profit (30% of individual MBR bonus potential);

•

increase operating cash flow through improved inventory management, meeting linear revenue goal, and targeted gross margins, and reductions in cost of goods sold (20% of individual MBR bonus potential);

•	market Converged Sensor Network architecture business vision (10% of individual MBR bonus potential);

•	leverage refreshed product portfolio with increased speed of delivery of new products (20% of individual MBR bonus potential);

•

maximize ACS defense full growth potential with design wins, extending into current platforms, penetrating new accounts, and developing a new market through business development (10% of individual MBR bonus potential); and

•	improve organization capabilities and culture (10% of individual MBR bonus potential).

Our named executive officers satisfied their individual MBR performance objectives as follows: Mr. Aslett, 98%; Mr. Hult, 98%; Mr. Noone, 93%; Mr. Saline, 96%; and Mr. Thibaud, 96%. MBR objective satisfaction at less than 100% reflected that some individual MBRs were not achieved in full. Individual MBR payments for fiscal year 2009 were paid at 80% (the same percentage as for the payout of the corporate financial performance bonuses) of the individual’s MBR objective satisfaction (for example, 98% in the case of Mr. Aslett) multiplied by the individual’s MBR target bonus. The Compensation Committee set the fiscal year 2009 MBR awards to pay out at the 80% level if 100% MBR performance was achieved since Mercury had been in a loss position in recent years and the committee did not want to have 100% MBR payouts until Mercury returned to consistent profitability.

Over-Achievement Awards

Each executive officer’s over-achievement award for fiscal year 2009 was based on the executive’s share of the over-achievement award pool. The size of the over-achievement award pool is determined based on the amount by which actual operating income exceeded budgeted operating income. For fiscal year 2009, actual operating income exceeded budgeted operating income. The fiscal year 2009 over-achievement award pool was 15% of the excess of actual operating income over budgeted operating income, and the named executive officers received the following percentages of the over-achievement award pool: Mr. Aslett, 28%; Mr. Hult, 10%; Mr. Noone, 5%; Mr. Saline, 6%; and Mr. Thibaud, 9%. The balance of the pool was shared by seven other members of senior management.

An individual executive’s over-achievement award is subject to a cap that limits the award to no more than the total target bonus for corporate financial and MBR performance objectives for such executive. In fiscal year 2009, executives earned over-achievement awards that were equal to approximately 10% of the cap on over-achievement awards.

Annual Executive Bonus Program for Fiscal Year 2010

For fiscal year 2010, the Compensation Committee has approved new annual executive bonus program documents: (1) an annual executive bonus plan—corporate financial performance, a new plan subject to shareholder approval and designed to comply with Section 162(m) of the Code, and (2) an annual executive bonus plan—individual performance, a new plan designed to reward the achievement of individual MBR performance objectives. See Proposal 4: Approval of Annual Executive Bonus Plan—Corporate Financial Performance for additional information regarding the new corporate performance plan.

For fiscal year 2010, the target bonus as a percentage of base salary for the CEO under the annual executive bonus program will be 100%; for Senior Vice Presidents will be 50 to 60%; and for Vice Presidents will be 35 to 50%. Also, for fiscal year 2010, the bonus components for our executive officers will be 75% for corporate financial performance objectives and 25% for individual MBR performance objectives. The over-achievement award pool for fiscal year 2010 will be 25% of the amount, if any, by which actual operating income exceeds budgeted operating income. The size of the over-achievement award pool was increased from 15% to 25% to provide our executive officers with an enhanced incentive to grow fiscal year 2010 actual operating income over our fiscal year 2010 budgeted operating income.

Equity Compensation

We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting Mercury’s long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration.

In considering the executive’s current contribution to Mercury, the Compensation Committee reviews the executive’s role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the CEO, CFO, and business unit leaders tend to have larger equity awards than our other executive officers.

In terms of the executive’s anticipated contribution to meeting long-term strategic performance goals, the Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executive officers other than the CEO. The Compensation Committee considers the incentive and retention value that equity awards may provide.

Finally, the Compensation Committee reviews proposed equity awards to executive officers against benchmarking and peer group data. The Compensation Committee believes that equity awards create an incentive in addition to the annual executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Compensation Committee intends for equity awards to executive officers as part of their long-term incentive compensation to generally be in line with industry practices and norms, both in terms of the type of equity award (e.g., stock options versus restricted stock) and the amount of the award.

The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board; and

•

the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month following the date of hire, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August, or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board, or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.

Under the equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the committee believes, in good faith, that neither the members of the committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.

On August 21, 2008, we granted a stock option award to Mr. Aslett to purchase 175,000 shares of our common stock, consisting of an annual grant of 75,000 option shares and an incremental grant of 100,000 option shares. The Compensation Committee recommended, and the independent directors approved, the incremental grant to Mr. Aslett for incentive and retention purposes. Other than the grant to Mr. Aslett on August 21, 2008, our named executive officers did not receive any equity grants during fiscal year 2009 since they received equity grants during June 2008 (fiscal year 2008).

Subsequent to fiscal year 2009, effective August 17, 2009, we granted restricted stock awards to each of our named executive officers (other than Mr. Noone who departed Mercury on September 4, 2009). The grants to our named executive officers effective August 17, 2009 were: Mr. Aslett, 120,000 restricted shares; Mr. Hult, 42,000 restricted shares; Mr. Saline, 12,000 restricted shares; and Mr. Thibaud, 92,500 restricted shares. Since these awards occurred during fiscal year 2010, they are not reflected in the Outstanding Equity Awards at Fiscal Year-End Table for fiscal year 2009 included in this proxy statement. These grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.

Employee Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay; and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.

Perquisites and Personal Benefits

We provide our executive officers with up to $2,000 annually for personal tax and financial planning services.

Relocation Package

Pursuant to an agreement executed during fiscal year 2008, we provided Mr. Thibaud with certain benefits in connection with his relocation to the United States from France. During fiscal year 2009, we reimbursed Mr. Thibaud for relocation costs, rental housing, living expenses, and home purchase expenses for purchasing a home in the United States. Mr. Thibaud also received a “gross-up” payment to cover the related tax obligations arising from these reimbursements. The total relocation expenses, including the tax gross-up, during fiscal year 2009 were $104,630 and are discussed in the footnotes to the Summary Compensation Table.

Severance Package

We agreed to provide Mr. Noone with certain benefits in connection with the elimination of his position with Mercury, effective September 4, 2009. As severance, we agreed to provide Mr. Noone with 26 weeks of salary continuation, pay a portion of COBRA premiums, and pay for six months of outplacement services. We accrued $129,000 in severance costs during fiscal year 2009 related to Mr. Noone’s departure.

Deferred Compensation Plan

Effective as of December 31, 2008, we terminated our deferred compensation plan. None of our named executive officers participated in, or held an account in, the deferred compensation plan during fiscal year 2009. We decided to terminate the plan because we believe it was no longer a cost-effective benefit for our executives.

Employment and Severance Agreements

While we do not generally enter into contractual commitments with our executive officers regarding their compensation, we do recognize that there are circumstances in which it is in the best interests of Mercury and our shareholders to do so. In this regard, we have entered into employment agreements with Mr. Aslett and Mr. Hult and a severance agreement with Mr. Thibaud, each as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements.

We entered into an employment agreement with Mr. Aslett in connection with his appointment as CEO in November 2007. Given the highly competitive market for executive talent, we believe that it was appropriate to enter into this agreement with Mr. Aslett in order to induce him to join our company. The agreement is intended to provide Mr. Aslett with certainty regarding his compensation so that he can attend to his assigned duties without distraction, while also allowing us flexibility to design a compensation program for Mr. Aslett based on our “pay-for-performance” philosophy. The agreement provides for an 18-month term, with one-year renewal periods. The employment agreement provides that Mr. Aslett will receive an initial annual base salary of $500,000 (subject to annual review by the Board), and that he will be eligible to participate in our annual executive bonus program in an amount determined by the Board. The employment agreement also provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

We also entered into an employment agreement with Mr. Hult in March 2007, in connection with his notice to us that he intended to retire from the company. The employment agreement was amended in September 2007 upon deferral of Mr. Hult’s previously announced retirement date, and then subsequently amended in December 2007 upon Mr. Hult’s decision to postpone his retirement and remain an employee of Mercury. We believe that it was appropriate to enter into the agreement with Mr. Hult to secure his services both in anticipation of his potential retirement and following his retirement, given the highly competitive market for executive talent and the benefit to Mercury of continuity in the CFO role and an orderly post-retirement transition. The amended agreement provides that if Mr. Hult elects to retire prior to December 14, 2009, and is willing to provide consulting services to Mercury, then he will be entitled to consulting fees in an aggregate amount equal to 50% of his base salary and the continued vesting of certain restricted stock awards in accordance with their original vesting schedules. In addition, the amended agreement also provides for partial accelerated vesting on Mr. Hult’s retirement date of a previous stock option award, and termination and severance benefits in the case of a termination of his employment by us without “cause.”

In addition, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. We believe that it was appropriate to enter into this agreement with Mr. Thibaud in order to provide him with certainty regarding his position so that he can attend to his assigned duties without distraction. Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits, outplacement services and relocation expenses of Mr. Thibaud.

For more details, please refer to “Agreements with Named Executive Officers.”

Change in Control Severance Agreements

We recognize that Mercury, as a publicly traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. During fiscal year 2009, our named executive officers had agreements designed to protect them against the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of Mercury. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control – Fiscal Year 2009.”

As part of our normal review cycle, we are currently in the process of entering into new forms of change in control severance agreements with our Chief Executive Officer and other executive officers. The new agreements will be effective on September 30, 2009. Provisions of the new form of agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control – Fiscal Year 2010.”

Tax Deductibility of Compensation

Section 162(m) of the Code limits the deduction a public company is permitted for compensation paid to the CEO and to the three most highly compensated executive officers other than the CEO and CFO. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, is non-discretionary, and has been approved by our shareholders. In its deliberations, the Compensation Committee considers ways to maximize deductibility of executive compensation, but, other than as discussed below, retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. For fiscal year 2010, the Compensation Committee adopted a new annual executive bonus plan – corporate financial performance that is subject to shareholder approval and is designed to be Section 162(m) compliant. As such, payments under the new plan, which are based on the achievement of objective corporate financial targets, should be excluded from the $1,000,000 limitation under Section 162(m).

How were the executive officers compensated for fiscal years 2007, 2008, and 2009?

The following table sets forth all compensation paid to our chief executive officer, our chief financial officer, and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Mark Aslett	2009	$500,000	$—	$403,721	$444,615	$451,443	$13,104	$1,812,883
President and Chief Executive Officer (6)	2008	306,692	—	245,551	169,112	233,333	3,846	958,534

Robert E. Hult	2009	290,000	—	142,285	300,842	157,276	7,597	898,000
Senior Vice President,	2008	273,846	58,583	167,295	564,195	58,000	8,409	1,130,328
Chief Financial Officer, and Treasurer	2007	260,000	—	137,876	666,031	52,000	7,826	1,123,733

Karl D. Noone	2009	240,000	—	—	39,036	85,861	136,296	501,193
Vice President, Controller (7)

Craig A. Saline	2009	200,000	—	119,229	31,183	89,989	8,210	448,611
Senior Vice President, Human Resources

Didier M.C. Thibaud	2009	310,904	—	188,323	306,939	153,880	105,931	1,065,977
Senior Vice President and	2008	309,195	19,191	216,332	375,166	99,750	70,255	1,089,889
General Manager, Advanced Computing Solutions (8)	2007	278,988	—	146,233	386,666	50,000	48,116	910,003

(1)	The amounts in this column reflect payments from our fiscal year 2008 special, one-time discretionary bonus pool.
(2)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to restricted stock awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for restricted stock awards granted in the specified fiscal year as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2009.
(3)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to stock option awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in the specified fiscal year as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2009.
(4)	The amounts in this column reflect payments under our annual executive bonus program.

(5)	The table below shows the components of this column for fiscal year 2009:

Name	401(k) Plan Matching Contribution (a)	Severance Benefits (b)	Perquisites and Other Personal Benefits (c)	Total All Other Compensation
Mark Aslett	$10,254	$—	$2,850	$13,104
Robert E. Hult	6,712	—	885	7,597
Karl D. Noone	7,296	129,000	—	136,296
Craig A. Saline	6,750	—	1,460	8,210
Didier M.C. Thibaud	—	—	105,931	105,931

(a)	The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan. All such matching contributions were fully vested upon contribution.
(b)	The amount in this column represents accrued payments for the 26-week salary continuation, COBRA payments, and outplacement services to be provided to Mr. Noone in connection with his departure from Mercury.
(c)	The amounts in this column include payments we made to or on behalf of the named executive officers for: (1) in the case of Messrs. Aslett, Hult, Saline, and Thibaud, personal tax and financial planning (for Mr. Aslett, his tax preparation reimbursement was greater than the $2,000 annual limit since the fees related to the preparation of his 2007 and 2008 tax returns); and (2) in the case of Mr. Thibaud, the reimbursement of relocation costs, including leased automobiles, in connection with his relocation to the United States from France ($64,923), plus a tax gross-up ($39,707) for taxes related to the reimbursement of his relocation costs.
(6)	Mr. Aslett was appointed President and Chief Executive Officer on November 19, 2007.
(7)	Mr. Noone departed Mercury on September 4, 2009.
(8)	A portion of Mr. Thibaud’s salary in fiscal 2007, 2008, and 2009 was paid in Euros, which was attributable to his employment by our French subsidiary during all of fiscal years 2007 and 2008 and for a portion of fiscal year 2009. Mr. Thibaud also received additional monthly payments in Euros for his services as president of our French subsidiary, which payments are included in the salary column. The Euro portion of Mr. Thibaud’s salary and the additional payments for serving as president of our French subsidiary were paid monthly, and the salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. Amounts in the “All Other Compensation” column attributable to payments related to a company-provided leased automobile are treated in the same manner as salary. The amounts in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns were paid in USD.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during the last fiscal year.

Grants of Plan-Based Awards—Fiscal Year 2009

	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (1)
Name			Threshold ($)	Target ($)	Maximum ($)
Mark Aslett	8/21/08	(2)				—	175,000	$8.26	$777,508
		(3)	225,000	300,000	375,000	—	—	—	—
		(4)	—	100,000	100,000	—	—	—	—
		(5)	—	—	500,000	—	—	—	—
Robert E. Hult		(3)	78,300	104,400	130,500	—	—	—	—
		(4)	—	34,800	34,800	—	—	—	—
		(5)	—	—	174,000	—	—	—	—
Karl D. Noone		(3)	43,200	57,600	72,000	—	—	—	—
		(4)	—	19,200	19,200	—	—	—	—
		(5)	—	—	96,000	—	—	—	—
Craig A. Saline		(3)	45,000	60,000	75,000	—	—	—	—
		(4)	—	20,000	20,000	—	—	—	—
		(5)	—	—	100,000	—	—	—	—
Didier M.C. Thibaud (6)		(3)	76,950	102,600	128,250	—	—	—	—
		(4)	—	34,200	34,200	—	—	—	—
		(5)	—	—	171,000	—	—	—	—

(1)	The amounts shown in this column have been calculated in accordance with FAS 123R. Additional information can be found in Note C to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2009.
(2)

This stock option award was granted under the 2005 Plan. The grant date fair value of the stock option award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to 5.5 years; (b) expected risk-free interest rate of 3.08%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 57%; and (d) expected dividend yield of 0%.

(3)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate financial performance portion of our annual executive bonus program for fiscal year 2009 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal year 2009 were subject to the following payout formula:

Percentage of Revenue Target Attained	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
80%	60%	Threshold
90	70	—
100	80	Target
106	100	Maximum

The actual payouts for fiscal year 2009 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(4)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the individual MBR performance portion of our annual executive bonus program for fiscal year 2009. For fiscal year 2009, if a participant in the bonus plan achieved 100% of his MBR performance objectives, he would receive a payout of 80% of his total MBR bonus. MBR bonus payouts for fiscal year 2009 were capped at 80% since we had experienced operating losses in recent years and a decision was made to limit MBR bonuses until we returned to consistent profitability. The actual payouts for fiscal year 2009 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(5)	The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our annual executive bonus program for fiscal year 2009. There are no minimum or target payouts under the over-achievement portion of our bonus program, and the over-achievement bonus pool is only funded for fiscal year 2009 based on 15% of the amount by which actual operating income exceeded budgeted operating income. The actual payouts for fiscal year 2009 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(6)	Mr. Thibaud’s threshold, target, and maximum performance targets under our annual executive bonus program for fiscal year 2009 were based on a notional annual base salary of $285,000, and payments, if any, would have been made in USD. As explained in note 8 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual incentives. The Summary Compensation Table sets forth the base salary for each named executive officer, the value of any stock or option awards, payouts under our annual executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.

The potential payouts under our annual executive bonus program are set forth in the Grants of Plan-Based Awards Table. The corporate financial performance portion and the individual MBR performance portion of our annual executive bonus program are shown as separate line items as the threshold, target, and maximum amounts differ. The threshold targets for the corporate financial performance portion of the annual executive bonus program for fiscal year 2009 were met, and corporate financial performance bonuses were paid under the terms of the program. For fiscal year 2009, actual operating income exceeded budgeted operating income. The fiscal year 2009 over-achievement award pool was 15% of the excess of actual operating income over budgeted operating income, and the named executive officers received the following percentages of the over-achievement award pool: Mr. Aslett, 28%; Mr. Hult, 10%; Mr. Noone, 5%; Mr. Saline, 6%; and Mr. Thibaud, 9%. In fiscal year 2009, executives earned over-achievement awards that were equal to approximately 10% of the cap on over-achievement awards.

Mr. Aslett’s stock and option awards reflect the grants that were made to him upon joining Mercury and the grant made to him on August 21, 2008.

Mr. Noone departed Mercury on September 4, 2009. His severance package is discussed in the “Compensation Discussion and Analysis.”

Mr. Thibaud relocated to the United States from France and his relocation package is described in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price ($9.25) of our common stock on the NASDAQ Global Select Market on June 30, 2009, the last trading day of fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	50,000	150,000	(2)	$14.14	11/21/2017	85,713	(3)	$792,845
		175,000	(4)	8.26	8/21/2015	—		—
Robert E. Hult	100,000	—		28.00	2/23/2014	624	(5)	5,772
	62,000	—		16.36	6/1/2016	7,500	(6)	69,375
	6,250	6,250	(7)	13.07	6/5/2017	2,381	(9)	22,024
	12,500	12,500	(8)	15.10	12/14/2017	—		—
	7,000	21,000	(10)	8.62	6/10/2015	—		—
Karl D. Noone	10,000	30,000	(10)	8.62	6/10/2015	—		—
Craig A. Saline	5,000	5,000	(7)	13.07	6/5/2017	388	(5)	3,589
	3,750	11,250	(10)	8.62	6/10/2015	3,333	(11)	30,830
						1,904	(9)	17,612
Didier M.C. Thibaud	2,500	—		23.438	11/2/2009	524	(5)	4,847
	35,000	—		48.00	3/13/2010	7,500	(6)	69,375
	10,000	—		26.875	7/31/2010	5,714	(9)	52,855
	2,440	—		25.55	9/10/2011	—		—
	12,000	—		37.15	10/15/2011	—		—
	30,000	—		19.01	8/2/2012	—		—
	15,000	—		19.03	7/28/2013	—		—
	20,000	—		23.46	7/28/2014	—		—
	77,000	—		16.36	6/1/2016	—		—
	15,000	15,000	(7)	13.07	6/5/2017	—		—
	7,750	23,250	(10)	8.62	6/10/2015	—		—

(1)	All option and stock awards are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.
(2)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee as of each such date.
(3)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee as of each such date.

(4)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (August 21, 2008), contingent in each case on the executive remaining an employee as of each such date.
(5)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee as of each such date.
(6)	These restricted stock awards vest on the fourth anniversary of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee.
(7)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee as of each such date.
(8)	These stock option awards vest in two equal installments on each of the first two anniversaries of the grant date (December 14, 2007), contingent on Mr. Hult remaining an employee as of each such date.
(9)	These restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee as of each such date.
(10)	These stock options awards vest in four equal installments on each of the first four anniversaries of the grant date (June 10, 2008), contingent in each case on the executive remaining an employee as of each such date.
(11)	This restricted stock award vested as to 2/3 of the covered shares on the second anniversary of the grant date (September 11, 2006) and as to the remaining 1/3 of the covered shares on the third anniversary of the grant date, contingent on the executive remaining an employee as of each such date.

Options Exercised and Stock Vested

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.

Option Exercises and Stock Vested—Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	$—	28,572	$85,716
Robert E. Hult	—	—	7,005	53,970
Karl D. Noone	—	—	—	—
Craig A. Saline	—	—	12,626	105,250
Didier M.C. Thibaud	—	—	10,704	88,425

Potential Payments upon Termination of Employment or Change in Control

Potential Payments to Mr. Aslett upon Termination of Employment

In connection with his appointment as President and Chief Executive Officer in 2007, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.

“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to Mercury; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.

Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental, and vision program for 18 months.

The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement on June 30, 2009 had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance(1)	Health Benefits(2)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,000,000	$19,144	$1,019,144

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our annual executive bonus program for fiscal year 2009.
(2)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of June 30, 2009, and the costs associated with such coverage on that date.

Potential Payments to Mr. Hult upon Termination of Employment

We also have entered into an employment agreement with Mr. Hult, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Hult’s employment agreement provides for termination and severance benefits in the case of Mr. Hult’s retirement or upon a termination of Mr. Hult’s employment by us without “cause.”

“Cause” is defined in the employment agreement to include: (1) conduct by Mr. Hult constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of Mercury; (2) the commission by Mr. Hult of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud, or any conduct by Mr. Hult that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Hult of his duties under the agreement which continues for more than 30 days following notice; (4) a breach by Mr. Hult of certain confidentiality and non-compete provisions; (5) a violation by Mr. Hult of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Hult’s part will be deemed “willful” unless done, or omitted to be done, by Mr. Hult without reasonable belief that his act or failure to act, was in the best interest of Mercury.

If Mr. Hult’s employment is terminated by us without “cause,” we will continue to pay Mr. Hult his base salary for a period of one year from the date of termination in substantially equal bi-weekly installments and certain restricted stock and option grants will vest and become non-forfeitable or exercisable.

The agreement provides that if Mr. Hult elects to retire prior to December 14, 2009 in accordance with the terms of the agreement, and is willing to provide consulting services to Mercury, then he will be entitled to receive an annual amount equal to 50% of his base salary from the date of termination through December 14, 2009, in substantially equal bi-weekly installments, and the continued vesting of certain restricted stock awards in accordance with their original vesting schedules. In addition, the agreement provides for partial accelerated vesting on Mr. Hult’s retirement date of a previous stock option award.

The following chart illustrates the benefits that would have been received by Mr. Hult under his employment agreement on June 30, 2009 had either his employment been terminated by us without “cause” or he retired as of such date, using the closing price ($9.25) of our common stock on the NASDAQ Global Select

Market on June 30, 2009, the last trading day of fiscal year 2009. These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Hult upon the occurrence of such events, which amounts would only be known at the time that Mr. Hult became entitled to such benefits.

	Cash Amount		Restricted Stock Acceleration	Value of Continued Vesting of Restricted Stock			Total
Involuntary Termination Without Cause	$290,000	(1)	$46,250	$	N/A		$336,250
Retirement	66,459	(2)	N/A		97,171	(2)	163,630

(1)	This amount represents salary continuation for a 12-month period.
(2)	Payment of this amount is contingent upon Mr. Hult being willing to provide consulting services to Mercury following his retirement.

In addition, if Mr. Hult should become disabled so as to be unable to perform the essential functions of his position, the CEO or the Board may remove Mr. Hult from his responsibilities and/or assign him to another position. If there is such a removal or re-assignment, Mr. Hult will continue to receive his full salary (less any disability pay or sick pay benefits) and benefits for a period of time equal to the lesser of (1) six months or (2) the remainder of the term of the agreement, which expires on December 14, 2009. Mr. Hult’s employment may be terminated by Mercury at any time thereafter. The total value of these payments as of June 30, 2009 would have been $135,820, consisting of $132,917 in salary continuation and $2,903 in estimated benefits.

Potential Payments to Mr. Thibaud upon Termination of Employment

We also entered into a severance agreement with Mr. Thibaud in fiscal year 2008 in connection with his relocation to the United States, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Thibaud’s agreement provides for termination and severance benefits in the case of a termination of Mr. Thibaud’s employment by us without “cause” or by Mr. Thibaud for “good reason.”

“Cause” is defined in the agreement to include: (1) the willful and continued failure by Mr. Thibaud to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Thibaud by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Thibaud in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on Mr. Thibaud’s part will be deemed “willful” unless committed or omitted by Mr. Thibaud in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.

“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Thibaud’s responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Thibaud’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Thibaud provides services to Mercury. To terminate his employment for “good reason,” Mr. Thibaud must follow a specified process described in the agreement.

Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary, payable over a 12-month period. In such event, we also will pay for certain insurance benefits, outplacement services, and relocation expenses of Mr. Thibaud. In addition, Mr. Thibaud will be entitled to receive a tax “gross-up” payment with respect to the reimbursement of his relocation expenses, such that the net amount retained by Mr. Thibaud, after deduction of applicable taxes on the reimbursed costs and the gross-up payment, would be equal to the reimbursed costs.

The following chart illustrates the benefits that would have been received by Mr. Thibaud under his agreement on June 30, 2009 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Thibaud upon the occurrence of such events, which amounts would only be known at the time that Mr. Thibaud became entitled to such benefits.

	Cash Severance(1)	Health Benefits(2)	Outplacement Services(3)	Reimbursement of Relocation Expenses(4)	Tax Gross-Up	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$285,000	$14,216	$30,000	$80,123	$49,004	$458,343

(1)	This amount equals one times Mr. Thibaud’s annual base salary.
(2)	The value of health and dental insurance benefits is based on the estimated cost of coverage for Mr. Thibaud as of June 30, 2009. We did not provide health or dental insurance for Mr. Thibaud as of June 30, 2009.
(3)	This amount represents the maximum amount of outplacement services to which Mr. Thibaud is entitled under the agreement.
(4)	This amount has been estimated based on the relocation expenses reimbursed by us during fiscal years 2008 and 2009 upon Mr. Thibaud’s relocation from France to the United States.

Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control—Fiscal Year 2009

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 50% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.

If the executive is employed by Mercury upon the occurrence of a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

The executive is also entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for “cause” or disability, or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the executive’s principal office.

Severance benefits under each agreement include the following:

•	a lump sum cash payment equal to one times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan;

•	payment of the cost of providing the executive with outplacement services up to a maximum of $30,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

Payment of the above-described severance benefits is subject to the executive releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive must elect to receive either the benefits payable under that other agreement or the benefits payable under the change in control agreement, but not both.

Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.

Each agreement continues in effect through June 30, 2009, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time. Each agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us without “cause” or by the executive for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

The following table illustrates the potential benefits that would have been received by the named executive officers under the agreements described above, assuming we had terminated each executive’s employment without “cause” or he had terminated his employment for “good reason” on June 30, 2009 following a change in control occurring on such date, and using the closing price ($9.25) of our common stock on the NASDAQ Global Select Market on June 30, 2009, the last trading day of fiscal year 2009. These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to the executive upon the occurrence of such events, which amounts would only be known at the time that the executive became entitled to such benefits.

Name	Salary/Bonus Lump Sum	Stock Option Acceleration(1)	Restricted Stock Acceleration(2)	Outplacement Services (3)	Health Benefits(4)	Total
Mark Aslett	$1,000,000	$173,250	$792,845	$30,000	$19,144	$2,015,239
Robert E. Hult	464,000	13,230	97,171	30,000	14,251	618,652
Craig A. Saline	300,000	7,088	52,031	30,000	13,306	402,425
Didier M.C. Thibaud	456,000	14,648	127,077	30,000	21,323	649,048

(1)	The amounts shown in this column represent the difference between the closing price of our common stock on the NASDAQ Global Select Market on June 30, 2009 ($9.25) and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option.
(2)	The amounts shown in this column represent the closing price of our common stock on the NASDAQ Global Select Market on June 30, 2009 ($9.25) multiplied by the number of restricted shares that would have vested upon the occurrence of a change in control.
(3)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.
(4)	The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of June 30, 2009 and the costs associated with such coverage on such date. We provided only dental insurance for Mr. Hult as of June 30, 2009 and did not provide health or dental insurance for Mr. Thibaud as of June 30, 2009. Amounts for Messrs. Hult and Thibaud are estimates based on the coverage they would be eligible to receive under the agreement.

Mr. Noone, who also had a change in control agreement with Mercury, is not included in the above table because he is no longer an employee of Mercury and, as a result, is not entitled to any future benefits under the agreement.

Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control—Fiscal Year 2010

We are currently in the process of entering into new forms of change in control severance agreements with our CEO and our other executive officers. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.

The Compensation Committee worked with Radford as compensation consultant to provide a new form of change in control severance agreement that reflects changes in market norms for such agreements in the time since Mercury’s form of agreement was adopted in February 2006.

Chief Executive Officer

The CEO is entitled to severance benefits if, within 24 months after a change in control of Mercury, the CEO’s employment is terminated (1) by us other than for “cause” or disability or (2) by the CEO for “good reason.” “Cause” is defined in the agreement to include the CEO’s willful failure to perform his duties, conviction of the executive for a felony, and the CEO’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in the agreement to include an adverse change in the CEO’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the CEO’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the CEO’s principal office.

Severance benefits under the agreement include the following:

•	a lump sum cash payment equal to two times the sum of the CEO’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.

•

In addition, if the CEO is terminated within 24 months after a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the CEO releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with Mercury providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.

The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by Mercury of the CEO’s legal fees and expenses incurred in connection with good faith disputes under the agreement.

The agreement continues in effect through June 30, 2012, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time. The agreement has no further force and effect if either party terminates the CEO’s employment before a change in control, except that any such termination by us without “cause” or by the CEO for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the CEO to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

Non-CEO Executives

The executive is entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the executive’s principal office.

Severance benefits under each agreement include the following:

•

a lump sum cash payment equal to one times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

•

In addition, if the executive is terminated within 12 months after a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the executive releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.

Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.

The agreements continue in effect through June 30, 2012, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time. Each agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us without “cause” or by the executive for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

Agreements with Named Executive Officers

Employment Agreement with Mr. Aslett

On November 19, 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but will automatically renew for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. On September 14, 2009, we amended Mr. Aslett’s employment agreement to reflect that we terminated the LTIP and that he is entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program.

The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”

Employment Agreement with Mr. Hult

On March 8, 2007, we entered into an employment agreement with Mr. Hult, in connection with his notice to us that he intended to retire from Mercury. The employment agreement was amended in September 2007 upon deferral of Mr. Hult’s previously-announced retirement date, and then subsequently amended in December 2007 upon Mr. Hult’s decision to postpone his retirement and remain an employee of Mercury. The employment agreement provides for a term that expires on December 14, 2009. Under the agreement, Mr. Hult is required to provide 180 days’ notice of the termination of his employment, including his retirement. The amended agreement also provides for termination and severance benefits in the case of Mr. Hult’s retirement in accordance with the terms of the agreement (provided that he is willing to provide consulting services to us following his retirement) or upon a termination of Mr. Hult’s employment by us without “cause.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Hult upon Termination of Employment.”

Severance Agreement with Mr. Thibaud

On March 27, 2008, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. Under the agreement, Mr. Thibaud is entitled to certain termination and severance benefits if at any time prior to July 1, 2013, we terminate his employment without “cause” or Mr. Thibaud terminates his employment for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Thibaud upon Termination of Employment.”

Change-in-Control Agreements

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control – Fiscal Year 2009.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2009.

By the Compensation Committee of the Board of

Directors of Mercury Computer Systems, Inc.

George W. Chamillard, Chairman

Vincent Vitto

Dr. Richard P. Wishner

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2009. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2009, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Mercury’s independent registered public accounting firm. That Statement requires the independent registered public accounting firm to ensure that the Audit Committee received information regarding the scope and results of the audit. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has discussed with the independent registered public accounting firm its independence.

Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2009.

By the Audit Committee of the Board of

Directors of Mercury Computer Systems, Inc.

Lee C. Steele, Chairman

Dr. Albert P. Belle Isle

William K. O’Brien

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as the independent registered public accounting firm to examine Mercury’s consolidated financial statements for the fiscal year ending June 30, 2010. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2009 and 2008. A representative of KPMG is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2009 and 2008 were as follows:

	2009	2008
Audit	$1,413,673	$1,448,810
Audit-Related	10,000	5,021
Tax	170,500	210,350
All Other	—	—

	$1,594,173	$1,664,181

Audit fees for fiscal years 2009 and 2008 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as statutory audits and reviews of the financial statements included in each of our quarterly reports on Form 10-Q.

Audit-related fees for fiscal years 2009 and 2008 were for consents relating to registration statements in each fiscal year.

Tax fees for fiscal years 2009 and 2008 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations.

What is the Audit Committee’s pre-approval policy?

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. During fiscal years 2009 and 2008, none of the non-audit services provided to us by our independent registered public accounting firm were required to be approved by the Audit Committee pursuant to the so-called “de minimis” exception described above.

The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, George W. Chamillard and Dr. Richard P. Wishner served on the Compensation Committee for the entire fiscal year, Mr. Vitto served effective November 17, 2008, and Messrs. Johnsen and Mullin served through November 17, 2008. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2009, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with, except as follows. A Form 4 reporting a grant of stock options to Mr. Aslett on August 21, 2008, was filed late on September 3, 2008.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2010 annual meeting of shareholders must be received at our principal executive offices on or before May 24, 2010. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2010 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Corporation Secretary on or before August 7, 2010. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

NOTICE OF BY-LAW AMENDMENT

At a meeting held on September 14, 2009, the Board of Directors amended Mercury’s by-laws to permit the Board to determine the date and time for the annual meeting of shareholders. Prior to this amendment, the by-laws provided that the annual meeting of shareholders shall be held at 10:00 am on the first Wednesday of October. The full text of the amendment is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on September 14, 2009.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2009 (without exhibits) without charge by writing to: Investor Relations, Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

By Order of the Board of Directors

ALEX A. VAN ADZIN

Secretary

Chelmsford, Massachusetts

September 21, 2009

Appendix A

MERCURY COMPUTER SYSTEMS, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Mercury Computer Systems, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective officers) of Mercury Computer Systems, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company and to induce qualified individuals who have received offers of employment to become officers of the Company to enter and remain in the employ of the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards and Restricted Stock Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means if the shares of Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) National Global Market or another national securities exchange, the closing price reported on Nasdaq or such other exchange on such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open. If the fair market value cannot be determined under the preceding two sentences, it shall be determined in good faith by the Administrator.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee.    The Plan shall be administered by the Committee (the “Administrator”).

(b) Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	subject to the provisions of Sections 7(d) and 8(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

Notwithstanding the foregoing, the Administrator’s power and authority to make grants under the Plan shall be subject to the right of the Board, upon its request, to ratify Awards granted to the Chairman and other individuals specified by the Board, and in such event, the date of grant shall be the date of Board ratification.

(c) Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company or any person designated by the Board as an “executive officer” as defined in Rule 3b-7 under the Exchange Act all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Detrimental Activity.    Unless the award agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any Award (whether vested or unvested, exercised or unexercised) at any time if the recipient is not in compliance with all applicable provisions of the award agreement and the Plan, or if the recipient engages in any “Detrimental Activity.” For purposes of this Section 2, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the

Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Employee Confidentiality Agreement or such other agreement regarding confidential information and intellectual property that the recipient the Company may enter into (collectively, the “Confidentiality Agreement”), relating to the business of the Company, acquired by the recipient either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Confidentiality Agreement or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the recipient during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the recipient’s employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vii) the recipient being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.

(e) Indemnification.    Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,092,264 (which number represents 1,942,264 shares originally reserved under the Plan, plus an additional 650,000 shares upon the 2008 amendment and restatement of the Plan, plus an additional 1,500,000 shares), subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) this Plan or (ii) from and after November 14, 2005, the Mercury Computer Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) shall be added to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations and Section 3(c), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and provided, further, that in no event may Incentive Stock Options granted under the Plan exceed 4,092,264 shares of Stock. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards.    The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one and thirty-six one hundredths (1.36) shares of Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one share of Stock for each such share actually subject to the Award.

(c) Changes in Stock.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions.    In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding vested and exercisable Options and Stock Appreciation Rights held by such grantee.

Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested and exercisable Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to such outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(e) Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and qualified individuals who have received offers of employment to become officers of the Company) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a) Grant of Stock Options.    Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(c) Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted.

(d) Exercisability; Rights of a Shareholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased; provided, however, that no Stock Option may be partially exercised with respect to fewer than 50 shares. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)	Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii)	By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f) Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c) Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable; provided, however, that no Stock Appreciation Right may be partially exercised with respect to fewer than 50 shares.

(ii)	Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the applicable portion of any related Option shall be surrendered.

(iii)	The term of a Stock Appreciation Right may not exceed seven years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or risk of forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that any such Restricted Stock granted to employees with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards.    A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid but for the deferral.

(c) Rights as a Shareholder.    During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d) Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a) Performance Criteria.    The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following criteria at the Company, Subsidiary, business unit or business segment level as appropriate: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels; (iii) bookings or revenue growth; (iv) bookings or revenues; (v) operating income as a percentage of sales; (vi) total shareholder return; (vii) changes in the market price of the Stock; (viii) sales or market share; (ix) earnings per share; (x) improvements in operating margins; (xi) operating cash flow or free cash flow; (xii) working capital improvements; and (xiii) design wins or entering into contracts with key customers.

(b) Grant of Performance-based Awards.    With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards.    Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable.    The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 Shares (subject to adjustment as provided in Section 3(c) hereof).

SECTION 10.	TRANSFERABILITY OF AWARDS

(a) Transferability.    Except as provided in Section 10(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action.    Notwithstanding Section 10(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member.    For purposes of Section 10(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 11.	TAX WITHHOLDING

(a) Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.    Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 12.	CHANGE OF CONTROL

(a) Occurrence of Change of Control.    If within six months following the consummation of a Change of Control of the Company, as defined in Section 12(b)(i), the employment of a grantee with a minimum of six months of service with the Company or any of its Subsidiaries as of the effective date of such Change of Control (the “Effective Date”) is involuntarily terminated, then (i) if such Change in Control does not constitute a Sale Event, 50% of the unvested Awards of such grantee will automatically be fully vested, (ii) if such Change in Control constitutes a Sale Event and provision is made for the assumption or continuation of Awards hereunder, or the substitution of such Awards with new Awards of the successor entity or parent thereof, 50% of the unvested assumed, continued or substituted Awards will automatically be fully vested, and (iii) if such Change in Control constitutes a Sale Event and provision is not made for the assumption, continuation or substitution of Awards hereunder, such that all of the unvested Awards of such grantee terminated upon consummation of the Sale Event without any payment with respect thereto, the grantee will be entitled to receive a cash payment equal to the difference between (x) the Sale Price multiplied by the number of shares of Stock subject to 50% of such grantee’s unvested Awards as of the consummation of the Sale Event and (y) the aggregate exercise price of such unvested Awards. Notwithstanding the foregoing, in the event that the fair market value (less any exercise price) of the Awards subject to automatic vesting or any cash payment to which the grantee may become entitled in accordance with the preceding sentence exceeds $25,000 as of the date of termination of employment, then such vesting or payment shall be conditioned upon the grantee executing and failing to revoke during any applicable revocation period a general release of all claims against the Company and its Subsidiaries and affiliates in a form acceptable to the Company or its successor within 60 days of such termination. For purposes hereof, a grantee’s employment with the Company or any Subsidiary is considered “involuntarily terminated” if the Company or any Subsidiary terminates such grantee’s employment with the Company or such Subsidiary without Cause, as defined in Section 12(b)(ii), or such grantee resigns his or her employment with the Company or such Subsidiary for Good Reason, as defined in Section 12(b)(iii). Notwithstanding the foregoing, in the event the Change of Control of the Company is not approved by the Board of Directors, all of the outstanding Awards will automatically become fully vested upon the consummation of the Change of Control of the Company. Further, all of the outstanding Awards held by Non-Employee Directors will automatically become fully vested upon the consummation of a Change of Control of the Company.

(b) Definitions.    For purposes of the Plan:

(i)	A “Change of Control of the Company” shall be deemed to have occurred upon the occurrence of any of the following events:

(A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (C) below); or

(B) persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the shareholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).

Notwithstanding the foregoing, a “Change of Control of the Company” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control of the Company” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)

“Cause” shall mean (A) conduct by the grantee constituting a material act of willful misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries other than the occasional, customary and de minimis use of the Company or its Subsidiaries’ property for personal purposes; (B) the commission by the grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries; (C) the grantee’s willful and continued failure to perform his or her duties with the Company and its Subsidiaries (other than any failure resulting from incapacity due to physical or mental illness), which continues 30 days after a written demand of performance is delivered to the grantee by any Senior Vice President or Vice President of the Company, which identifies the manner in which such person believes that the grantee has not performed his or her duties; (D) a violation by the grantee of the employment policies of the Company and its Subsidiaries which has continued following written notice of such violation from any Senior Vice President or Vice President of the Company; or (E) the grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(iii)	“Good Reason” shall mean (A) a reduction in the grantee’s annual cash base salary as in effect on the Effective Date, except for across-the-board reductions similarly affecting all or substantially all Company employees; or (B) a relocation whereby the Company or any Subsidiary requires the grantee to be principally based at any office or location that is more than 50 miles from the grantee’s office on the Effective Date; provided that the reasons set forth above will not constitute “Good Reason” unless, within 30 days after the first occurrence of such Good Reason event, the grantee shall have given written notice to the Company specifically identifying the event that the grantee believes constitutes Good Reason and the Company, or, if applicable, its Subsidiary, has not remedied such event within a reasonable cure period of not less than 30 days after the Company’s receipt of such notice.

SECTION 13.	ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is granted with an exercise price of less than 100 percent of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution.    Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i)	Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii)	Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii)	Death. The date of death of the 409A Award grantee.

(iv)	Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).

(v)	Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)	Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 13(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.

(b) No Acceleration.    A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one of the following events:

(i)	Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)	Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii)	Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation.

(c) Definitions. Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i)	“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in regulations promulgated under Section 409A).

(ii)	“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii)	“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 14.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants unless the Administrator proposes for shareholder vote, and shareholders approve, such reduction or such cancellation and re-grant. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 16.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Stock Certificates or uncertified Stock for any Restricted Stock Award shall be delivered to the Secretary of the Company to be held in escrow until the Award becomes vested.

(c) Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such Company’s applicable insider trading policy and procedures, as in effect from time to time.

SECTION 18.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after November 17, 2018 and no grants of Incentive Stock Options may be made hereunder after the tenth (10 th ) anniversary of the date the restated Plan is approved by the Board.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: September 14, 2005

DATE INITIALLY APPROVED BY SHAREHOLDERS: November 14, 2005

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: October 10, 2008

DATE RESTATEMENT APPROVED BY SHAREHOLDERS: November 17, 2008

DATE AMENDED: April 22, 2009

DATE RESTATEMENT APPROVED BY THE BOARD OF DIRECTORS: September 14, 2009

DATE RESTATEMENT APPROVED BY SHAREHOLDERS:                     , 2009

Appendix B

MERCURY COMPUTER SYSTEMS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated through September 14, 2009)

1.	PURPOSE.

It is the purpose of this 1997 Employee Stock Purchase Plan to provide a means whereby eligible employees may purchase Common Stock of Mercury Computer Systems, Inc. (the “Company”) and any subsidiaries as defined below through after-tax payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company’s economic growth.

It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and the provisions of this Plan shall be construed in a manner consistent with the Code and Treasury Regulations promulgated thereunder.

2.	DEFINITIONS.

The following words or terms, when used herein, shall have the following respective meanings:

(a)	“Plan” shall mean the 1997 Employee Stock Purchase Plan.

(b)	“Company” shall mean Mercury Computer Systems, Inc., a Massachusetts corporation.

(c)	“Account” shall mean the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.

(d)	“Basic Compensation” shall mean the regular rate of salary or wages in effect during a Purchase Period, before any deductions or withholdings, and including overtime, bonuses and sales commissions, but excluding amounts paid in reimbursement of expenses.

(e)	“Board of Directors” shall mean the Board of Directors of Mercury Computer Systems, Inc.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Committee” shall mean the Compensation Committee appointed by the Board of Directors.

(h)	“Common Stock” shall mean shares of the Company’s common stock, $.01 par value per share.

(i)	“Eligible Employees” shall mean all persons employed by the Company or its Subsidiaries, but excluding:

(1)	Persons whose customary employment is less than twenty hours per week or five months or less per year; and

(2)	Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary.

For purposes of the Plan, employment will be treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

(j)	“Exercise Date” shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, “Exercise Date” shall mean the immediately preceding business day.

(k)	“Participant” shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.

(l)	There shall be two “Purchase Periods” in each full calendar year during which the Plan is in effect, one commencing on January 1 of each calendar year and continuing through June 30 of such calendar year, and the second commencing on July 1 of each calendar year and continuing through December 31 of such calendar year. The last Purchase Period shall commence on July 1, 2016 and end on December 31, 2016.

(m)	“Purchase Price” shall mean the lower of (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date. If the shares of Common Stock are listed on any national securities exchange, including without limitation the Nasdaq Stock Market, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange on such day, and, if there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by taking the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the particular day in accordance with Treasury Regulations Section 25.2512-2. If the shares of Common Stock are not then listed on any such exchange, the fair market value per share of Common Stock on a particular day shall be the mean between the closing “Bid” and the closing “Asked” prices, if any, as reported in the National Daily Quotation Service for such day. If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Board of Directors.

(n)	“Subsidiary” shall mean any present or future corporation which (i) would be a “subsidiary corporation” of the Company as that term is defined in Section 424(f) of the Code and (ii) is designated as a participating employer in the Plan by the Board.

3.	GRANT OF OPTION TO PURCHASE SHARES.

Each Eligible Employee shall be granted an option effective on the first business day of each Purchase Period to purchase shares of Common Stock. The term of the option shall be the length of the Purchase Period. The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event greater than 833 shares per option, or such other number as determined from time to time by the Board of Directors or the Committee (the “Share Limitation”). Notwithstanding the foregoing, no employee shall be granted an option which permits his right to purchase shares under the Plan to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.

4.	SHARES.

There shall be 1,100,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.

The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price for each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

5.	ADMINISTRATION.

The Plan shall be administered by the Board of Directors or the Compensation Committee appointed from time to time by the Board of Directors. The Board of Directors or the Committee, if one has been appointed, is vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Board of Directors’, or the Committee’s, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

6.	ELECTION TO PARTICIPATE.

An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a “Stock Purchase Agreement” form prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made. There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of his Basic Compensation, but in no event less than one percent (1%) nor more than ten percent (10%) of his Basic Compensation, not to exceed $25,000 per year. An Eligible Employee may not change his authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed in the Plan will automatically lapse.

7.	EMPLOYEE STOCK PURCHASE AGREEMENT.

An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant’s wages under the Plan and credited for bookkeeping purposes to his Account.

The Company shall be under no obligation to pay interest on funds credited to a Participant’s Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

8.	PURCHASE OF SHARES.

Each Eligible Employee who is a Participant in the Plan automatically and without any act on his part will be deemed to have exercised his option on each Exercise Date to the extent that the balance then in his Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to his option, subject to the Share Limitation and the Section 423(b)(8) limitation described in Section 3. Any balance remaining in the Participant’s Account shall be retained in the Participant’s Account and added to the aggregate payroll deductions during the next Purchase Period for purposes of determining the number of shares which may be acquired by such Participant pursuant to Section 3, unless a refund is requested by the Participant. No interest shall be paid on the balance remaining in any Participant’s Account.

9.	WITHDRAWAL.

A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel his election by written notice of cancellation (“Cancellation”) delivered to the office or person designated by the Company to receive Stock Purchase Agreements, but any such notice of Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date.

A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to his Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.

Upon dissolution or liquidation of the Company every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in his Account. If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date, upon exercise of such option and for each share as to which such option was exercised, the securities or property which a holder of one share of Common Stock was entitled upon and at such time of such merger or consolidation. In accordance with this paragraph and this Plan, the Board of Directors or Compensation Committee, if any, shall determine the kind or amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

10.	ISSUANCE OF STOCK CERTIFICATES.

The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a shareholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.

Within a reasonable time after the Exercise Date, the Company shall notify the transfer agent and registrar of the Common Stock of the Participant’s ownership of the number of shares of Common Stock purchased by a Participant for the Purchase Period, which shall be registered either in the Participant’s name or jointly in the names of the Participant and his spouse with right of survivorship as the Participant shall designate in his Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the party designated by the Company to receive such notices.

11.	TERMINATION OF EMPLOYMENT.

(a)	Upon a Participant’s termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically refunded, and his rights under the Plan shall terminate.

(b)	Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, the entire balance in the deceased Participant’s Account shall be paid in cash to the Participant’s designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to his estate, and his rights under the Plan shall terminate.

12.	RIGHTS NOT TRANSFERABLE.

The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.

13.	NO GUARANTEE OF CONTINUED EMPLOYMENT.

Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

14.	NOTICE.

Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, MA 01824, Attn: ESPP Administrator. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company’s principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.

15.	APPLICATION OF FUNDS.

All funds deducted from a Participant’s wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant’s Account shall be credited with the amounts of all payroll deductions as provided in Section 7.

16.	GOVERNMENT APPROVALS OR CONSENTS.

This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 17, the Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.

17.	AMENDMENT OF THE PLAN.

The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company’s shareholders may (a) increase the total number of shares of Common Stock which may be purchased by all Participants, (b) change the class of employees eligible to receive options under the Plan, or (c) make any changes to the Plan which require shareholder approval under applicable law or regulations, including Section 423 of the Code and the regulations promulgated thereunder.

For purposes of this Section 17, termination of the Plan by the Board of Directors pursuant to Section 18 shall not be deemed to be an action which adversely affects options theretofore granted hereunder.

18.	TERM OF THE PLAN.

The Plan shall become effective on the Effective Date, provided that it is approved within twelve months after adoption by the Board of Directors by the affirmative vote of holders of a majority of the stock of the Company present or represented and entitled to vote at a duly held shareholders’ meeting. The Plan shall continue in effect through December 31, 2016, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time, but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Common Stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

19.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

By electing to participate in the Plan, each Participant agrees to notify the Company in writing immediately after the Participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Purchase Period in which such Common Stock was acquired. Each Participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to Participants and to the Company and its participating Subsidiaries. The Participant acknowledges that the Company may send a Form W-2, or substitute therefor, as appropriate, to the Participant with respect to any income recognized by the Participant upon a disqualifying disposition of Common Stock.

20.	WITHHOLDING OF ADDITIONAL INCOME TAXES.

By electing to participate in the Plan, each Participant acknowledges that the Company and its participating Subsidiaries are required to withhold taxes with respect to the amounts deducted from the Participant’s compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Participant’s compensation, when amounts are added to the Participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations.

21.	GENERAL.

Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.

Approved by the Board of Directors:	November 19, 1997; June 15, 1998; June 11, 1999; April 17, 2001; June 20, 2005; July 24, 2006; September 14, 2009

Approved by the Shareholders:	December 18, 1997; November 13, 2006; , 2009

Appendix C

MERCURY COMPUTER SYSTEMS, INC.

ANNUAL EXECUTIVE BONUS PLAN – CORPORATE FINANCIAL PERFORMANCE

SECTION 1

BACKGROUND, PURPOSE, AND DURATION

1.1 Effective Date.    The Plan is effective as of July 28, 2009, subject to ratification by an affirmative vote of a majority of the Shares cast on the matter at the 2009 Annual Meeting of Shareholders of the Company.

1.2 Purpose of the Plan.    The Plan is intended to increase shareholder value and the success of the Company by motivating Participants to (a) perform to the best of their abilities, and (b) achieve the Company’s financial objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the annual achievement and over-achievement of goals relating to the financial performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Actual Bonus” means, as to any Performance Period, the actual annual bonus (if any) payable to a Participant for the Performance Period pursuant to Section 4.3(a). Each Actual Bonus is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to eliminate or reduce the bonus otherwise determined by the Payout Formula.

“Affiliate” means any corporation or other entity controlled by the Company.

“Banked Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Banked Portion shall be paid on a delayed, multi-year basis following the Performance Period during which such portion was earned as provided in Section 4.3(b).

“Board” means the Board of Directors of the Company.

“Cash Position” means the Company’s level of cash and cash equivalents as of a specified date, determined in accordance with generally accepted accounting principles.

“Cause” means (a) the willful and continued failure by the Participant (other than any such failure resulting from (i) the Participant’s incapacity due to physical or mental illness, (ii) any such actual or anticipated failure after the issuance of a notice of termination by the Participant for Good Reason, or (iii) the Company’s active or passive obstruction of the performance of the Participant’s duties and responsibilities) to perform substantially the duties and responsibilities of the Participant’s position with the Company after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed such duties or responsibilities, (b) the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony, or (c) the willful engaging by the Participant in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Participant’s part shall be deemed “willful” unless committed or omitted by the Participant in bad faith and without a reasonable belief that the Participant’s act or failure to act was in, or not opposed to, the best interest of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the Compensation Committee of the Board or any successor committee to the Compensation Committee.

“Company” means Mercury Computer Systems, Inc., a Massachusetts corporation, or any successor thereto.

“Controllable Profits” means, as to any Performance Period, a business unit’s Revenue minus one or more of the following to the extent deemed appropriate by the Committee prior to the Determination Date: (a) cost of sales; (b) research, development, and engineering expense; (c) marketing and sales expense; (d) general and administrative expense; (e) extended receivables expense; and (f) shipping requirement deviation expense for such business unit, in each case determined in accordance with generally accepted accounting principles.

“Current Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Current Portion shall be paid on a current basis following the Performance Period during which such portion was earned in accordance with Section 4.3(b).

“Days Sales Outstanding” means, as to any Performance Period, the average number of days that the Company or a business unit takes to collect revenue after a sale has been made, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Determination Date” means the 90th day of a Performance Period.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Committee, in its sole discretion, may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.

“Earnings Per Share” means, as to any Performance Period, the Company’s Net Income, divided by a weighted average number of the combination of (a) common shares outstanding, and (b) dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“EBITDA” means, as to any Performance Period, the Company’s or a business unit’s earnings before interest, taxes, depreciation, and amortization determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Employee” means any employee of the Company or an Affiliate, whether such employee is so employed at the time that the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

“Fiscal Year” means the fiscal year of the Company.

“Free Cash Flow” means, as to any Performance Period, the Company’s or a business unit’s operating cash flows less capital expenditures determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Good Reason” for termination by the Participant of the Participant’s employment means the Participant has complied with the Good Reason Process following the occurrence (without the Participant’s express written consent) of any one of the following events:

a. a material adverse change in the Participant’s status or position with the Company, including without limitation any adverse change in the Participant’s status or position as a result of a material diminution of the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status or position, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;

b. a material reduction in the Participant’s base salary; or

c. the Company requiring the Participant to be based at an office that is greater than fifty (50) miles from where the Participant’s office is currently located, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations that the Participant undertook on behalf of the Company prior to such change in office location.

If the Participant has a change-in-control agreement with the Company, Good Reason shall have the meaning assigned to such term in the change-in-control agreement.

“Good Reason Process” shall mean that (a) the Participant reasonably determines in good faith that a “Good Reason” event has occurred; (b) the Participant notifies the Company in writing of the first occurrence of the Good Reason event within sixty (60) days of the first occurrence of such event; (c) the Participant cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the event; (d) notwithstanding such efforts, the Good Reason event continues to exist; and (e) the Participant terminates his or her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

“Inventory Reduction” means, as to any Performance Period, the reduction to the Company’s or a business unit’s inventory during the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.

“Net Income” means, as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.

“New Orders” means, as to any Performance Period, the firm orders for a system, product, part, or service, which are being recorded for the first time as defined in the Company’s order-recognition policies and procedures.

“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income, plus depreciation and amortization, less capital expenditures, plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product-warranty costs, advance payments from customers, and long-term accrued expenses, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Operating Income” means the Company’s or a business unit’s income from operations, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Over-Achievement Award” means for any Participant, an amount equal to the result of (a) the Participant’s Target Over-Achievement Award multiplied by (b) the Over-Achievement Award Pool established for a Performance Period. Notwithstanding the foregoing sentence, each Over-Achievement Award is subject to a cap of one-hundred percent (100%) of the sum of (x) the Participant’s Target Bonus under this Plan (i.e., the corporate performance bonus) plus (y) the Participant’s target bonus for management-by-results performance (i.e., the MBR bonus) under the Company’s plan titled “Annual Executive Bonus Plan – Individual Performance” (the “Individual Performance Plan”). Each Over-Achievement Award shall consist of a Current Portion and a Banked Portion.

An example of the calculation of a Participant’s Over-Achievement Award is as follows. Assume that the Participant’s Target Over-Achievement Award is 6.67% of the Over-Achievement Award Pool and that the Over-Achievement Award Pool is $1,500,000. Further assume that the Participant’s Target Bonus under this Plan is $75,000 and the Participant’s target bonus under the Individual Performance Plan is $25,000 for a total target bonus of $100,000. The Over-Achievement Award would be calculated as follows: (a) 6.67% multiplied by (b) $1,500,000 equals $100,500. In this example, the Participant’s Over-Achievement Award is $100,000 since the calculated Over-Achievement Award ($100,500) exceeds the cap ($100,000) by $500.

“Over-Achievement Award Pool” means the incentive pool established pursuant to Section 3.4.

“Participant” means, as to any Performance Period, an Employee who has been approved by the Committee for participation in the Plan for that Performance Period.

“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee in order to determine the Actual Bonuses (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant. The formula or matrix may contain adjustments to account for acquisitions during the Performance Period, provided that such adjustments shall be set forth in writing in a manner that would enable a third-party having knowledge of the relevant facts to apply such adjustments to calculate the payout of any Participant.

“Performance Goals” means the goals (or combined goals) approved by the Committee to be applicable to a Participant for a Target Bonus for a Performance Period. As approved by the Committee, the Performance Goals for any Target Bonus applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position; (b) Controllable Profits; (c) Days Sales Outstanding; (d) Earnings Per Share; (e) EBITDA; (f) Free Cash Flow; (g) Inventory Reduction; (h) Net Income; (i) New Orders; (j) Operating Cash Flow; (k) Operating Income; (l) Return on Assets; (m) Return on Equity; (n) Return on Sales; (o) Revenue; and (p) Total Shareholder Return. Performance Goals may differ from Participant to Participant, from Performance Period to Performance Period, and from bonus to bonus. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including without limitation by the passage of time and/or against another company or companies), (c) on a per-share basis, (d) against the performance of the Company as a whole or a segment of the Company, (e) on a pre-tax or after-tax basis, and/or (f) on a GAAP or non-GAAP basis. Prior to the Determination Date, the Committee shall determine whether any elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

“Performance Period” means any Fiscal Year.

“Plan” means the Mercury Computer Systems, Inc. Annual Executive Bonus Plan – Corporate Financial Performance, as set forth in this instrument and as hereafter amended from time to time.

“Planned Retirement” shall be deemed the reason for the Termination of Employment by the Participant of the Participant’s employment if such employment is terminated pursuant to mutual agreement between the Participant and the Company in connection with the Participant’s retirement on or after attaining the minimum age, completing the minimum number of years of service, and satisfying all other conditions specified for retirement status under the Company’s retirement policy statement effective October 25, 2002 (or any successor policy thereto).

“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Revenue” means, as to any Performance Period, the Company’s or a business unit’s revenues for the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.

“Shares” means shares of the Company’s common stock.

“Target Bonus” means the target bonus payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Participant’s base salary, as determined by the Committee.

“Target Over-Achievement Award” means the target over-achievement award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Over-Achievement Award Pool, as determined by the Committee prior to the Determination Date.

“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including without limitation a termination by resignation, discharge, death, Disability, Planned Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

“Total Shareholder Return” means the total return (change in Share price plus reinvestment of any dividends) of a Share.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS AND BONUSES

3.1 Selection of Participants.    The Committee shall select Employees who shall be Participants for any Performance Period. The Committee also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan shall be determined by the Committee on a Performance-Period-by-Performance-Period basis. Accordingly, an Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals for Target Bonus.    On or prior to the Determination Date, the Committee shall approve (a) the Performance Goals with respect to the Target Bonus for all eligible Participants for the Performance Period, (b) a Target Bonus for each Participant, and (c) a Payout Formula or Formulae for purposes of determining the Actual Bonus (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, or (c) provide for the payment of all or a portion of a Participant’s Target Bonus, depending upon the extent to which actual performance meets or falls below the Performance Goals.

3.3 Over-Achievement Award Pool.

a. No later than the Determination Date, the Committee shall establish in writing the budgeted Operating Income for the Performance Period and the formula for determining the size of the Over-Achievement Award Pool for such Performance Period. The size of the Over-Achievement Award Pool shall be determined by reference to the amount of the actual Operating Income for the Performance Period in excess of the budgeted Operating Income for such Performance Period. The Committee may include Operating Income from acquisitions completed during the Performance Period in the Operating Income for such Performance Period only if the following criteria are satisfied: (a) the acquisition is in line with the Company’s core business strategy as determined by the Board in its sole discretion; (b) the Company must satisfy its organic Revenue target for the Performance Period without including Revenue derived from the acquisition; and (c) the acquisition must be accretive to the Company’s Operating Income for the Performance Period. If the Operating Income for a Performance Period includes Operating Income derived from an acquisition, such Operating Income may not exclude fees and other expenses, including without limitation financing, accounting, legal, and other fees incurred in connection with the acquisition during the related Performance Period, that would be included in such Operating Income under generally accepted accounting principles.

b. The Committee shall grant in writing to each Participant a Target Over-Achievement Award representing a percentage of the Over-Achievement Award Pool to be established for such Performance Period. In no event shall Target Over-Achievement Awards for any Performance Period represent more than one-hundred percent (100%) of the Over-Achievement Award Pool for such Performance Period.

3.4 Determination of Over-Achievement Award Pool and Over-Achievement Awards.    After the end of each Performance Period, the Committee shall certify in writing the extent to which the Operating Income for such Performance Period exceeds the budgeted Operating Income for such Performance Period, shall establish the Over-Achievement Award Pool, if any, based on the formula established pursuant to Section 3.3(a) and determine each Participant’s Over-Achievement Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Over-Achievement Award payable to any Participant and (b) eliminate or reduce the size of the Over-Achievement Award Pool.

3.5 Determination of Actual Bonuses.    After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each participant for the Performance Period were achieved. The Actual Bonus for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Bonus payable to any Participant below that which otherwise would be payable under the Payout Formula, including discretion that is exercised through the establishment of additional objective goals.

3.6 Maximum Payment.    In no event shall payment to any individual Participant under the Plan with respect to any Performance Period exceed $2,000,000.

SECTION 4

PAYMENT OF AWARDS AND BONUSES

4.1 Right to Receive Payment.    Each Over-Achievement Award and Actual Bonus that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Over-Achievement Award or Actual Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Form of Payment.    Each payment under the Plan shall be in cash.

4.3 Timing of Payments.

a. Payment of each Actual Bonus shall be made as soon as administratively practical but in no event later than seventy-five (75) days following the end of the applicable Performance Period.

b. Payment of each Over-Achievement Award shall be as follows: (i) the Current Portion shall be paid in no event later than seventy-five (75) days following the end of the applicable Performance Period; and (ii) the Banked Portion shall be paid in three equal payments, a single payment to be made within seventy-five (75) days of the end of the Company’s Fiscal Year during each of the second, third, and fourth Fiscal Years following the end of the Performance Period during which such portion was earned.

4.4 Employment at Time of Payment.    Unless otherwise set forth herein or determined by the Committee, a Participant must be employed on the date an Over-Achievement Award or Actual Bonus is to be paid.

4.5 Proration.    The Committee has the discretion to pro rate awards if a Participant’s employment with the Company is terminated prior to the end of the Performance Period or if a Participant is employed by the Company for less than the entire Performance Period.

4.6 Termination due to Death, Disability, Planned Retirement, Termination without Cause, and Resignation for Good Reason.    In the event of a Participant’s (a) death, (b) Disability, (c) Planned Retirement, (d) termination without Cause, or (e) resignation for Good Reason, the Participant shall be entitled to a prorated portion of his or her Over-Achievement Award (Current Portion and Banked Portion) and Actual Bonus for the current Performance Period, subject to satisfaction of the applicable Performance Goals and establishment of the Over-Achievement Award Pool, if any, based on the number of days worked during the current Performance Period prior to the Termination of Employment. In addition, each such Participant shall be entitled to receive any Over-Achievement Awards and Actual Bonus earned for a prior Performance Period, to the extent not paid, including the Banked Portions of any Over-Achievement Awards. Such payments shall be made as soon as administratively practicable and in no event later than seventy-five (75) days following the end of the Performance Period in which the Termination of Employment occurred.

4.7 Section 409A.    Notwithstanding anything in this Plan to the contrary, to the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s Termination of Employment, then such payments or benefits shall be payable only upon the Participant’s “Separation from Service.” The term

“Separation from Service” shall mean the Participant’s “separation from service” from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If the Participant is considered a “specified employee,” within the meaning of Section 409A of the Code and amounts payable under this Plan are considered deferred compensation subject to Section 409A of the Code, no payments will be paid during the six-month period following the Participant’s Separation from Service.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions; provided, however, that any determinations regarding the participation of the Company’s Chief Executive Officer in the Plan, and any awards or payments to such Chief Executive Officer under the Plan, shall be ratified by a majority of the independent directors on the Board who also qualify as “outside directors” under Section 162(m) of the Code. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including without limitation the power to (a) select Employees who shall be granted awards and bonuses, (b) review and approve the terms and conditions of awards and bonuses, (c) interpret the Plan and the awards and bonuses, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (f) interpret, amend, or revoke any such rules.

5.3 Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company, provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding.    The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Over-Achievement Award and Actual Bonus, including any federal, state, and local taxes (including without limitation the Participant’s FICA obligations).

6.2 No Effect on Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without Cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without Cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation.    No Employee shall have the right to be selected to receive an award or bonus under this Plan, or, having been so selected, to be selected to receive a future award or bonus.

6.4 Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award or bonus, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors.    All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award or bonus shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards and Bonuses.    No award or bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION, AND DURATION

7.1 Amendment, Suspension, or Termination.    The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Over-Achievement Award or Target Bonus theretofore granted to such Participant or Over-Achievement Award (Current Portion and Banked Portion) or Actual Bonus earned by such Participant. During any period of suspension or after termination of the Plan, no award or bonus may be granted.

7.2 Duration of the Plan.    The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and the awards and bonuses under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code, satisfy any applicable requirements of Section 162(m) of the Code. Any provision, application, or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to Section 162(m) of the Code.

8.2 Language Conventions.    Unless the Plan expressly specifies otherwise or the context of any language of the Plan clearly requires otherwise, language referring to the plural shall include the singular, language referring to the singular shall include the plural, language referring to one gender shall be deemed to include both genders, language referring to a natural person shall be deemed to include corporations and other entities, use of the word “include”, “includes”, or “including” shall not be deemed to be limiting and shall be deemed to be followed by the language “without limitation”, use of the word “or” shall be deemed to have the inclusive meaning conveyed by the phrase “and/or”, use of the words “hereof”, “herewith”, “herein”, “hereinafter”, “hereby”, “hereunder”, and similar terms shall be deemed to refer to the Plan as a whole and not to any particular provision of the Plan, references to articles and sections shall be deemed to refer to articles and sections of the Plan, and references to schedules, exhibits, or other attachments shall be deemed to refer to schedules, exhibits, or other attachments to the Plan.

8.3 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4 Requirements of Law.    The granting of awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5 Governing Law.    The Plan and all awards shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, but without regard to the portion of such laws relating to conflicts of law.

8.6 Captions.    Headings and captions are used in the Plan for convenience of reference only, do not form a part of this Plan, and shall not affect in any way the meaning or interpretation of the Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1.	Election of Class III Directors:	For	Withhold				For	Withhold

	01 - Russell K. Johnsen	☐	☐	02 - Vincent Vitto			☐	☐			+

				For	Against	Abstain			For	Against	Abstain

2.	To approve the amendment and restatement of the Mercury Computer Systems, Inc. 2005 Stock Incentive Plan described in the Proxy Statement.			☐	☐	☐	3.	To approve the amendment and restatement of the Mercury Computer Systems, Inc. 1997 Employee Stock Purchase Plan described in the Proxy Statement.	☐	☐	☐

4.	To approve the Mercury Computer Systems, Inc. Annual Executive Bonus Plan — Corporate Financial Performance described in the Proxy Statement.			☐	☐	☐	5.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for fiscal year 2010.	☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on October 21, 2009.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Computer Systems, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2009:

The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report to Shareholders are available at www.edocumentview.com/MRCY.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Mercury Computer Systems, Inc.

201 RIVERNECK ROAD

CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Robert E. Hult and Alex A. Van Adzin, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Computer Systems, Inc. to be held on October 21, 2009 at 10:00 a.m., local time, at Mercury’s offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS III DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN DESCRIBED IN THE PROXY STATEMENT, FOR THE AMENDMENT AND RESTATEMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN DESCRIBED IN THE PROXY STATEMENT, FOR THE ANNUAL EXECUTIVE BONUS PROGRAM — CORPORATE FINANCIAL PERFORMANCE DESCRIBED IN THE PROXY STATEMENT, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.